Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and between

USEC INC.

and

HITZ HOLDINGS U.S.A. INC.

Dated as of January 23, 2013

TABLE OF CONTENTS

Article I SALE AND PURCHASE OF COMPANY STOCK
Section 1.1	Sale and Purchase of Company Stock
Section 1.2	The Purchase Price
Article II THE CLOSING
Section 2.1	Closing
Section 2.2	Deliveries at Closing by the Seller
Section 2.3	Deliveries at Closing by the Purchaser
Article III REPRESENTATIONS AND WARRANTIES OF THE SELLER
Section 3.1	Organization and Qualification
Section 3.2	Capitalization; Right and Title to Company Stock
Section 3.3	Authority; Non-Contravention; Statutory Approvals
Section 3.4	Litigation
Section 3.5	Brokers
Section 3.6	Limitation on Representations and Warranties
Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Section 4.1	Organization and Qualification
Section 4.2	Non-Contravention; Statutory Approvals
Section 4.3	Compliance
Section 4.4	Financial Statements
Section 4.5	Absence of Certain Changes or Events; Absence of Undisclosed Liabilities
Section 4.6	Litigation
Section 4.7	Tax Matters
Section 4.8	Employee Benefits; ERISA
Section 4.9	Labor and Employee Relations
Section 4.10	Environmental Protection
Section 4.11	NRC Matters
Section 4.12	Real Property
Section 4.13	Material Contracts
Section 4.14	Insurance
Section 4.15	Title to Assets
Section 4.16	Intellectual Property
Section 4.17	Certain Payments
Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 5.1	Organization and Qualification
Section 5.2	Authority; Non-Contravention; Statutory Approvals; Compliance
Section 5.3	Litigation
Section 5.4	Investigation by the Purchaser; the Seller’s Liability
Section 5.5	No Knowledge of the Seller’s Breach
Section 5.6	Acquisition of Company Stock for Investment; Ability to Evaluate and Bear Risk
Section 5.7	Financing
Section 5.8	Purchaser’s Qualifications
Section 5.9	Brokers or Finders
Article VI COVENANTS[INSERT PAGE NUMBER]
Section 6.1	Conduct of the Business
Section 6.2	Access
Section 6.3	Regulatory Matters
Section 6.4	Public Announcements
Section 6.5	Employee Benefits Matters
Section 6.6	Tax Matters
Section 6.7	No Set-Off
Section 6.8	Financial Information
Section 6.9	Affiliate Contracts; Intercompany Accounts
Section 6.10	Seller’s Name
Section 6.11	Company’s Name
Section 6.12	Further Assurances
Section 6.13	Supplements to Disclosure Letters
Section 6.14	Guaranties
Section 6.15	Indemnification of Directors and Officers.
Section 6.16	Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality
Section 6.17	Exclusivity
Article VII CONDITIONS
Section 7.1	Conditions to Each Party’s Obligation to Effect the Closing
Section 7.2	Conditions Precedent of the Purchaser
Section 7.3	Conditions Precedent of the Seller
Article VIII INDEMNIFICATION
Section 8.1	Indemnification
Section 8.2	Survival Period
Section 8.3	Defense of Claims
Article IX TERMINATION
Section 9.1	Termination
Section 9.2	Effect of Termination
Article X GENERAL PROVISIONS
Section 10.1	Survival of Obligations
Section 10.2	Amendment and Modification
Section 10.3	Extension; Waiver
Section 10.4	Expenses
Section 10.5	Notices
Section 10.6	Service of Process
Section 10.7	Entire Agreement; No Third Party Beneficiaries
Section 10.8	Specific Performance
Section 10.9	Severability
Section 10.10Governing Law
Section 10.11Venue; Waiver of Jury Trial and Certain Damages
Section 10.12Assignment
Section 10.13Interpretation
Section 10.14Counterparts; Effect
Article XI DEFINITIONS
Section 11.1	Definitions

EXHIBITS

Exhibit A                      Parent Guarantee
Exhibit B                      Form of Working Capital Escrow Agreement

SELLER DISCLOSURE LETTER*

Section 3.2                                -           Capitalization
Section 3.3(b)                            -           Seller Non-Contravention
Section 3.3(b)(iii)                       -           Seller Required Consents
Section 3.3(c)                            -           Other Seller Required Governmental Approvals
Section 4.2(a)                            -           Company Non-Contravention
Section 4.2(b)                            -           Statutory Approvals
Section 4.7                                -           Tax Matters
Section 4.8(a)                            -           Company Plans
Section 4.8(b)                           -           Title IV of ERISA
Section 4.8(g)                           -           Effect of Transaction
Section 4.12(a)                         -           Material Leased Real Property
Section 4.12(b)                          -           Permitted Encumbrances
Section 4.13(a)                          -           Material Contracts
Section 4.14                                -           Insurance
Section 4.15                                -           Encumbrances on Assets of the Company
Section 4.16(a)                           -           Intellectual Property
Section 6.1                                -           Conduct of Business
Section 6.9                                -           Affiliate Contracts
Section 6.14                                -           Seller Guaranties
Section 11.1(b)                           -           Knowledge of the Seller
Section 11.1(c)                            -           Sample Calculation of Net Working Capital

PURCHASER DISCLOSURE LETTER*

Section 11.1(a)                                -           Knowledge of the Purchaser

*Note: The Seller and Purchaser Disclosure Letters have not been filed herewith.  The Company agrees to furnish supplementally a copy of any such omitted schedules to the Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January  23, 2013 (this “Agreement”), is by and between USEC Inc., a Delaware corporation (the “Seller”) and Hitz Holdings U.S.A. Inc., a Delaware corporation (the “Purchaser”).  Each of the Seller and the Purchaser are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”  Certain other terms are defined throughout this Agreement and in Section 11.1 hereof.

W I T N E S S E T H:

WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, par value $.01 per share (the “Company Stock”) of NAC International Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Seller agrees to sell, and the Purchaser agrees to purchase, the Company Stock from the Seller upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, Hitachi Zosen Corporation, a Japanese corporation (the “Purchaser’s Parent”) is delivering to the Seller that certain Parent Guarantee, attached hereto as Exhibit A (the “Parent Guarantee”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF COMPANY STOCK

Section 1.1 Sale and Purchase of Company Stock

.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller agrees to sell, convey, assign, transfer and deliver to the Purchaser, free and clear of all Encumbrances, and the Purchaser agrees to purchase and accept from the Seller, all rights, title and interest in and to the Company Stock.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to deliver to the Seller, and the Seller agrees to accept, the Purchase Price, as defined in Section 1.2(a), without deduction or setoff of any kind in consideration for the Company Stock in immediately available funds to the bank account or accounts designated by the Seller, in writing, prior to the Closing.

Section 1.2 The Purchase Price

(a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Purchaser of the Company Stock, the Purchaser shall pay to the Seller cash in United States Dollars in the amount of forty-five million dollars ($45,000,000) (the “Base Purchase Price”), increased or decreased (as applicable) by the amount of Net Working Capital delivered with the business at Closing (the “Purchase Price”).

(b)   At the Closing, the Purchaser shall pay to the Seller an amount equal to the estimated Purchase Price determined by the Seller in good faith (such estimated Purchase Price, without regard to the Working Capital Escrow Deposit described below, the “Estimated Purchase Price”) less the amount of the Working Capital Escrow Deposit to be deposited into an escrow account as specified in Section 1.2(d).  The Seller shall provide to the Purchaser a written calculation of the Estimated Purchase Price on or prior to the second (2nd) Business Day preceding the anticipated Closing Date.

(c) As promptly as practical, but in no event more than forty-five (45) days after the Closing, the Purchaser shall prepare and deliver to the Seller a draft of a statement prepared in good faith and with reasonable detail setting forth the Purchaser’s calculations of the Purchase Price as of the Closing Date (the “Statement”).  The Statement shall be prepared (i) without regard to events that occur after the Closing or as a consequence of the consummation of the transactions contemplated by this Agreement, (ii) in accordance with United States generally accepted accounting principles (“GAAP”), and (iii) to the extent consistent with GAAP, on a basis consistent with past practice.  During the thirty (30) day period following the delivery by the Purchaser of the Statement, the Seller and its accountants may review the Statement and the working papers of the Purchaser’s accountants relating to the Statement and shall have such access to the Purchaser’s personnel as may be reasonably necessary to permit the Seller and its accountants to review in detail the manner in which the Statement was prepared.  The Purchaser shall, and shall cause its Representatives to, cooperate with the Seller and its Representatives in facilitating such review.  Upon completion of such review, the Seller shall give any comments or objections the Seller has with respect to the Statement to the Purchaser in writing within such thirty (30) day period (the “Objection Letter”).  The Purchaser and the Seller shall attempt in good faith to resolve any differences and issues as set forth in the Objection Letter.  If no Objection Letter is delivered or the matters set forth in the Objection Letter are so resolved, then the Statement, as adjusted for any changes as are agreed upon by the Seller and the Purchaser, shall be final and binding upon the Seller and the Purchaser and shall constitute the final Purchase Price (the “Final Purchase Price”).  If the matters raised by the Seller in the Objection Letter cannot be resolved between the Purchaser and the Seller within twenty (20) days of the date of the Objection Letter, the question or questions in dispute shall then be promptly submitted to Baker Tilly Virchow Krause, LLP.  The determination of any adjustment (or component of such adjustment) that is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for that particular item in the Statement or Objection Letter (or, if different, the value claimed by the relevant Party at the end of such twenty (20) day period).  The decision of the independent accounting firm as to such question or questions in dispute shall be final and binding upon the Seller and the Purchaser in the absence of fraud or manifest error and the determination of the Purchase Price pursuant thereto by the independent accounting firm shall be considered to be the Final Purchase Price.  The accounting firm shall be instructed to resolve solely the question or questions in dispute within thirty (30) days of submission.

(d) At the Closing, two million five hundred thousand dollars ($2,500,000) of the Purchase Price (the “Working Capital Escrow Deposit”) shall be deposited by the Purchaser into an escrow account established by the Purchaser and the Seller with Union Bank, N.A. (the “Escrow Agent”) pursuant to an escrow agreement in the form attached hereto as Exhibit B (the “Working Capital Escrow Agreement”).  The Working Capital Escrow Deposit, along with any interest and other income thereon (collectively, the “Working Capital Escrow Funds”) shall act as security for the Seller’s obligation with respect to any downward adjustment of the Purchase Price pursuant to Section 1.2(e) and be held from the date on which the Closing shall occur until determination of the Final Purchase Price and release pursuant to Section 1.2(e).  The Parties shall each, promptly upon request from the other Party, execute and deliver to the Escrow Agent joint written instructions in order to effect releases of Working Capital Escrow Funds as provided in this Section 1.2(d) and in Section 1.2(e). The fees, costs and expenses of the Escrow Agent shall be borne by the Purchaser and shall not be deducted from the Working Capital Escrow Funds.

(e) In the event the Final Purchase Price is greater than or equal to the Estimated Purchase Price, then the Purchaser shall promptly (within five (5) Business Days of the determination of the Final Purchase Price) (i) issue written instructions to effect the release of the Working Capital Escrow Funds to the Seller and (ii) pay to the Seller an amount equal to the difference between the Final Purchase Price and the Estimated Purchase Price.  In the event the Final Purchase Price is less than the Estimated Purchase Price, then promptly (within five (5) Business Days of the determination of the Final Purchase Price) an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price shall be satisfied (i) first, from releases of the Working Capital Escrow Funds pursuant to joint written instructions under Section 1.2(d) and (ii) second, to the extent that the Working Capital Escrow Funds are not sufficient to satisfy such amount in full, by payment by the Seller to the Purchaser.  The amount of any payment to be made pursuant to this Section 1.2(e) shall bear interest from and including the date due under this Section 1.2(e) but excluding the date of payment, computed on the basis of the average Interest Rate over such period.  Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due. Any Working Capital Escrow Funds remaining after satisfaction of any downward adjustment of the Purchase Price pursuant to this Section 1.2(e) shall be released to the Seller concurrently with the release of Working Capital Escrow Funds to the Purchaser, by wire transfer of immediately available funds by the Escrow Agent to the account specified by the Seller to the Escrow Agent.

(f) The fees of the Purchaser’s accountants incurred in connection with the preparation of the Statement shall be borne by the Purchaser, and the fees of the Seller’s accountants incurred in connection with their review of the Statement shall be borne by the Seller.  The fees of any independent accounting firm appointed pursuant to this Section 1.2 shall be borne equally by the Seller and the Purchaser.

ARTICLE II

THE CLOSING

Section 2.1 Closing

.

(a) Upon the terms and subject to the conditions hereof, the consummation of the sale of the Company Stock by the Seller to the Purchaser (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005 at 10:00 a.m., local time, on the date (the “Closing Date”) that is: (i) the third (3rd) Business Day immediately following the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing) or (ii) such other date as the Seller and the Purchaser shall mutually agree.

(b) Any Closing hereunder shall be effective for accounting purposes as of 12:01:01 a.m. on the day after the Closing Date.  All Closing deliveries and action shall be deemed to occur simultaneously.

Section 2.2 Deliveries at Closing by the Seller

.  At the Closing, the Seller shall deliver to the Purchaser, as applicable:

(a) a certificate or certificates representing the Company Stock or other evidence of ownership, duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by the Seller and otherwise sufficient to vest in the Purchaser good title to the Company Stock;

(b) copies of all written Seller Required Consents;

(c) written resignations of the Company’s directors and, to the extent notified by the Purchaser to the Seller at least ten (10) Business Days prior to the Closing, written resignations of the Company’s officers, in each case dated as of the Closing Date;

(d) a certificate of the Seller, in form and substance reasonably satisfactory to the Purchaser, duly executed by an executive officer of the Seller, certifying that the conditions to the Closing set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(e) the stock books, stock ledgers, minute books, corporate seal or their functional equivalent of the Company; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.2(e) if such item has been delivered to, or is otherwise located at, the offices of the Company; provided, further, that the Seller may retain copies of those corporate and business records of the Company that the Seller deems necessary or appropriate for its own legal compliance and record-keeping purposes;

(f) evidence reasonably satisfactory to the Purchaser concerning satisfaction of all indebtedness of the Company as of the Closing (other than Current Liabilities accrued and included in the Net Working Capital) and release of any Encumbrances on Company assets (other than Permitted Encumbrances) and the Company Stock, including payoff letters and/or partial release letters executed by the lenders of any such indebtedness;

(g) a copy of the Working Capital Escrow Agreement, duly executed by the Seller; and

(h) such other documents and instruments required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or as the Purchaser may reasonably require to further and give effect to the transactions contemplated in this Agreement to take place at the Closing.

Section 2.3 Deliveries at Closing by the Purchaser

.  At the Closing, the Purchaser shall deliver to the Seller:

(a) the Estimated Purchase Price (less the amount of the Working Capital Escrow Deposit) in immediately available funds to the bank account or accounts designated by the Seller, in writing, prior to the Closing;

(b) the Working Capital Escrow Deposit pursuant to Section 1.2(d);

(c) a certificate of the Purchaser, in form and substance reasonably satisfactory to the Seller, duly executed by an executive officer of the Purchaser, certifying that the conditions to the Closing set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) a copy of the Working Capital Escrow Agreement, duly executed by the Purchaser; and

(e) such other documents and instruments required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement or as the Seller may reasonably require to further and give effect to the transactions contemplated in this Agreement to take place at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (i) the disclosure letter delivered by the Seller to the Purchaser simultaneously with the execution of this Agreement (the “Seller Disclosure Letter”), or (ii) the Seller SEC Reports since January 1, 2009, the Seller represents and warrants to the Purchaser as follows:

Section 3.1 Organization and Qualification

.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Seller Material Adverse Effect.

(b) As used in this Agreement, the term “Seller Material Adverse Effect” means any material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby or perform its obligations hereunder or any circumstance which would prevent, materially delay or materially impair the ability of the Seller to consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.2 Capitalization; Right and Title to Company Stock

.  The authorized capital stock of the Company consists of 3,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding.  All of the Company Stock has been duly authorized and is validly issued, fully paid and non-assessable and is owned by the Seller, free and clear of Encumbrances.  There are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind obligating the Company or the Seller to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or the Seller to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment.  The Company has no Subsidiaries.

Section 3.3 Authority; Non-Contravention; Statutory Approvals

.

(a) Authority.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the applicable Seller Required Governmental Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller.  No vote of, or consent by, the holders of any class or series of stock issued by the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation by it of the transactions contemplated hereby.  The Seller has duly executed and delivered this Agreement and, assuming this Agreement constitutes the legal, valid and binding obligation of the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity.

(b) Non-Contravention.  The execution, delivery and performance of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation or by-laws of the Seller, (ii) subject to obtaining the Seller Required Governmental Approvals referred to in Section 3.3(c), any Law applicable to the Seller or any of its properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 3.3(b)(iii) of the Seller Disclosure Letter (the “Seller Required Consents”), any Contract of any kind to which the Seller is a party or by which the Seller or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not reasonably be expected to have a Seller Material Adverse Effect.

(c) Statutory Approvals.  Except for any filings with or approvals from, or notifications to, as applicable (i) the Committee on Foreign Investment in the United States (“CFIUS”), (ii) the United States Nuclear Regulatory Commission (the “NRC”), (iii) the United States Department of Energy (the “DOE”) or (iv) the Governmental Authorities, if any, set forth on Section 3.3(c) of the Seller Disclosure Letter (the filings, approvals and notifications referred to in clauses (i) through (iv) collectively referred to as the “Seller Required Governmental Approvals”), no declaration, filing or registration with, authorization, consent or approval of, license, decree, permit or order from, any Governmental Authority is required to be obtained by or on behalf of the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, except those which the failure to obtain would not reasonably be expected to have a Seller Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Seller Required Governmental Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of applicable Law).

Section 3.4 Litigation

.  There are no suits, actions or proceedings pending or, to the Knowledge of the Seller, threatened in writing (a) against the Seller, (b) relating to the Company or (c) relating to the transactions contemplated by this Agreement, except in the case of clauses (a) and (b), as would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.5 Brokers

.  Other than with respect to Lazard Freres & Company and its affiliate Lazard Middle Market LLC, the fees of which shall be paid by the Seller, none of the Seller or any of its affiliates (including the Company) has any liability or obligation to pay fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement for which the Company, the Purchaser or any of its affiliates could become liable or obligated.

Section 3.6 Limitation on Representations and Warranties

.  Except for those representations and warranties expressly set forth in this Article III, Article IV or elsewhere in this Agreement, the Seller makes no representations or warranties of any kind or nature, express or implied, as to the Company Stock, the Company or the transactions contemplated by this Agreement, including as to the accuracy or completeness of any information regarding the Seller or the Company furnished or made available to the Purchaser and its Representatives, including any information, documents or material made available to the Purchaser in any physical or electronic “data rooms,” management presentations or in any other form in connection with the proposed sale of the Company Stock or other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in (i) the Seller Disclosure Letter, or (ii) the Seller SEC Reports since January 1, 2009, the Seller represents and warrants to the Purchaser as follows:

Section 4.1 Organization and Qualification

.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the certificate of incorporation and by-laws of the Company which were previously furnished to the Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) As used in this Agreement, the term “Company Material Adverse Effect” means any material adverse effect on (i) the business, results of operations, or condition (financial or otherwise) of the Company, taken as a whole or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; provided, however, that (with respect to clause (i) of this definition), the term “Company Material Adverse Effect” shall not include effects that result from or are consequences of: (A)  any change in law, rule, or regulation of any Governmental Authority or changes in regulatory conditions in the countries in which the Company operates, (B) changes or developments in international, national, regional, state or local nuclear industry including, but not limited to, developments with respect to a nuclear waste repository system, the continued operation of existing nuclear power plants or the construction of new nuclear power plants, (C) facts, circumstances, developments, events, changes, effects or occurrences in or affecting the general political or economic conditions, the financial, securities or currency markets, or the prevailing interest rates, in the United States or elsewhere in the world, or in the industry or industries in which the Company generally operates or in any specific jurisdiction or geographical area, (D) any effect arising out of or attributable to a failure to meet the Company’s internal forecasts or projections (provided, that this clause (D) shall not limit the circumstances or events giving rise to such failure from being taken into account in determining whether a Company Material Adverse Effect has occurred), (E) effects of weather or meteorological events, (F) events or changes that are consequences of terrorist activity, acts of war or acts of public enemies, (G) facts, circumstances, developments, events, changes, effects or occurrences resulting from the announcement or pendency of this Agreement, or the taking of any action contemplated by this Agreement or any action taken with the consent, or at the request, of the Purchaser or (H) changes in accounting standards, principles or authoritative interpretations thereof; provided, however, that with respect to the foregoing clauses (A), (B), (C), (E), (F) and (H), the change, development, fact, circumstance, development, event, effect or occurrence (as applicable) does not have a materially disproportionate effect on the Company, as compared to other companies in the commercial nuclear services industry.

Section 4.2 Non-Contravention; Statutory Approvals

.

(a) Non-Contravention.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation or by-laws of the Company, (ii) subject to obtaining the Seller Required Governmental Approvals, any Law applicable to the Company or any of its properties or assets or (iii) subject to obtaining the Seller Required Consents, any Contract of any kind to which the Company is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not reasonably be expected to have a Company Material Adverse Effect.

(b) Statutory Approvals.  Except for the Seller Required Governmental Approvals, no declaration, filing or registration with, authorization, consent or approval of, license, decree, permit or order from, any Governmental Authority is required to be obtained by or on behalf of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except those which the failure to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.3 Compliance

.  To the Knowledge of the Seller, the Company is not currently and has not within three (3) years been in Violation of, or under investigation with respect to any Violation of, nor has the Company been given written notice of or been charged with any Violation of, any Law, except for possible Violations which would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Seller, the Company has all material Permits necessary to conduct its business as presently conducted, except those that the absence of which would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each Permit of the Company is in full force and effect in accordance with its terms, and (b) to the Knowledge of the Seller, there is no outstanding written notice of revocation, and there are no proceedings pending or, to the Knowledge of the Seller, threatened in writing that seek the revocation, cancellation or termination of any such Permit.  The Company is not in Violation of (i) its organizational documents or (ii) to the Knowledge of the Seller, any Material Contract to which the Company is a party or by which it is bound or to which any of its property is subject, except in the case of clause (ii) for possible Violations which would not reasonably be expected to have a Company Material Adverse Effect.  This Section 4.3 does not relate to matters with respect to Taxes, ERISA or Environmental Laws, which are the subject of Section 4.7, Section 4.8 and Section 4.10, respectively.

Section 4.4 Financial Statements

.   The Company has made available to the Purchaser true and complete copies of the unaudited financial statements of the Company for the year ended December 31, 2011 and for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company as of the time and for the period referred to therein (except for normal and recurring year-end adjustments and for the absence of notes).

Section 4.5 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities

.

(a) Except as a consequence of, or as contemplated by this Agreement, since September 30, 2012, the business of the Company has been conducted in the ordinary course, and there has not occurred any change of which the Seller has Knowledge which would reasonably be expected to have a Company Material Adverse Effect.

(b) Since September 30, 2012, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except those which (i) are accrued or reserved against in the Company Financial Statements, (ii) were incurred in the ordinary course of business, (iii) would not reasonably be expected to have a Company Material Adverse Effect, (iv) have been discharged or paid in full on or prior to the date hereof, or (v) are of a nature not required to be reflected or reserved against in the financial statements of the Company prepared in accordance with GAAP consistently applied.

Section 4.6 Litigation

.  There are no suits, actions or proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Company that would reasonably be expected to have a Company Material Adverse Effect.  This Section 4.6 does not relate to matters with respect to Taxes, ERISA or Environmental Laws, which are the subject of Section 4.7, Section 4.8 and Section 4.10, respectively.

Section 4.7 Tax Matters

.  Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Seller or the Company has filed (or has obtained unexpired extensions to file) all Tax Returns required to be filed by the Company (or by the Seller with respect to the Company) for taxable periods ending on or prior to the Closing Date, and all Taxes shown as due and payable on such Tax Returns have been paid.  Such Tax Returns were true, correct and complete in all material respects.

(b) No material audits or other administrative proceedings or court proceedings are, as of the date hereof, pending with regard to any Taxes or Tax Returns of the Company (or the Seller to the extent such Taxes or Tax Returns relate to the Company), and neither the Seller nor the Company has been informed in writing of the planned commencement of any such audit or administrative proceeding.

(c) There are no liens for Taxes upon the assets of the Company other than liens relating to Taxes not yet due and payable or being contested in good faith.

(d) Neither the Seller nor the Company has granted any consent to extend any statute of limitation with respect to, or any extension of a period of the assessment of, any Taxes with respect to the Company that is still outstanding.

(e) The Company is not a party to or bound by any Tax allocation or sharing agreement, other than any such agreement entered into in the ordinary course of business.  The Company has no Liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law).

(f) For the purposes of this Agreement,

(i) “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any Tax Authority, including income, excise, sales and use, transfer, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, estimated profits, capital gains, goods and services, environmental, value added, alternative or add-on minimum, transfer, harmonized, stock transfer, real property transfer, stamp, registration, documentary, recording, disability, employment, payroll, severance, withholding tax, social security, welfare, ad valorem, license or other taxes, including any interest, penalties or additions attributable thereto;

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information, and any amendments thereof) supplied to any Tax Authority with respect to Taxes; and

(iii) “Tax Authority” shall mean any United States, non-United States, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

Section 4.8 Employee Benefits; ERISA

.

(a) Company Plans.  Section 4.8(a) of the Seller Disclosure Letter contains, to the Knowledge of the Seller, a true and complete list of (i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (iii) each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination, change-of-control, or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or by any trade or business, whether or not incorporated, that together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is a party or has any liability, in each case for the benefit of any current or former employee, officer or director of the Company (the “Company Plans”).

(b) Absence of Liability.  No liability under Title IV of ERISA has arisen or is reasonably expected to arise with respect to the Company or any ERISA Affiliate that would reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Seller, no condition exists that presents a material risk to the Company of incurring any such liability, other than benefits payable in the ordinary course and liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(c) Multiemployer Plan.  No Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Company Plan a plan described in Section 4063(a) of ERISA.

(d) No Violations.  Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and no investigation, audit or dispute relating to any Company Plan is pending or, to the Knowledge of the Seller, threatened in writing before any Governmental Authority.

(e) Section 401(a) Qualification; Exemption.  Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified.  To the Knowledge of the Seller, nothing has occurred since the issuance of such letter which would reasonably be expected to affect such Company Plan’s qualification.  Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Seller, threatened claims made in writing by or on behalf of any Company Plan, by any current or former employee, officer or director or beneficiary thereof covered under any such Company Plan in their capacity as such, or otherwise involving any such Company Plan (other than routine claims for benefits), and the Seller has no Knowledge of facts which would form a reasonable basis for any such claim.

(f) Post-Employment Benefits.  No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another related event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

Section 4.9 Labor and Employee Relations

.  (a) There are no collective bargaining agreements to which the Company is a party and no labor unions that currently represent employees of the Company in their capacities as such, (b) the Company has not experienced any labor strikes, or lockouts and, to the Knowledge of the Seller, there is currently no such action threatened in writing against or affecting the Company, (c) there is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Seller, threatened in writing, in each case, before the National Labor Relations Board or any comparable federal or state, agency or authority, except for such charges or complaints that would not reasonably be expected to have a Company Material Adverse Effect, and (d) no grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the Knowledge of the Seller, threatened in writing against the Company, except for any such grievances or proceedings that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Environmental Protection

.

(a)   The Company is, to the Knowledge of the Seller, in compliance with applicable Environmental Law, which compliance includes the possession by the Company of all Permits required under applicable Environmental Law for the operation of its business and compliance with the terms and conditions thereof, except for such failure to be in compliance with applicable Environmental Law as would not reasonably be expected to have a Company Material Adverse Effect.

(b) There is no pending or, to the Knowledge of the Seller, threatened in writing, Environmental Claim against the Company, which, if adversely determined would result in a Company Material Adverse Effect.

(c) To the Knowledge of the Seller, there has been no release of Hazardous Substances at any property owned, leased or operated by the Company in concentrations or under circumstances that would require reporting, investigation, remediation or other response actions by the Company pursuant to applicable Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

(d) The representations and warranties made in this Section 4.10 are the Seller’s exclusive representations and warranties relating to compliance with or liability under Environmental Law.

(e) For the purposes of this Agreement,

(i) “Environmental Claim” shall mean any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Authority or any other Person alleging liability arising out of (A) the presence or release of a Hazardous Substance at a location currently or formerly owned or operated by the Company or at any third-party location to which the Company has sent, or caused to be sent, Hazardous Substances; or (B) any violation of Environmental Law;

(ii) “Environmental Laws” shall mean applicable and enforceable U.S. federal, state and local laws, statutes, regulations, rules, ordinances, codes, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, including laws relating to (A) releases or threatened releases of Hazardous Substances (including to air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, arrangement for disposal, release, transport or handling of Hazardous Substances, (B) record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (C) the management, use restoration, or compensation for use of or damage to natural resources.

(iii) “Hazardous Substances” shall mean (A) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, or urea formaldehyde foam insulation, (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect under applicable Environmental Law, or (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

Section 4.11 NRC Matters

(a) .

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable requirements under the U.S. Atomic Energy Act of 1954, as amended, 42 U.S.C. § 2011 et seq. (the “Atomic Energy Act”), including the regulations of the NRC and the DOE thereunder, as well as any other applicable federal, state and local Law relating to nuclear energy or materials applicable to it, its properties and assets, its personnel and/or the conduct of its businesses, including the requirements of 10 C.F.R. Part 71 and 10 C.F.R. Part 72 of the Atomic Energy Act (collectively, “U.S. Nuclear Regulatory Law”); (ii) to the Knowledge of the Seller, the Company is in compliance with all applicable requirements of foreign Law relating to nuclear energy or materials applicable to it, its properties and assets, its personnel and/or the conduct of its businesses (“Foreign Nuclear Regulatory Law”); and (iii) the Company is in compliance with all requirements, provisions, terms and conditions of every Certificate of Compliance issued to the Company by the NRC, or any other Governmental Authority, under all applicable requirements under U.S. Nuclear Regulatory Law or Foreign Nuclear Regulatory Law (collectively, “Nuclear Regulatory Law”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Seller, threatened in writing, claim against the Company with respect to an actual or potential violation of any applicable regulations under the Atomic Energy Act or any other Nuclear Regulatory Law, including those of the NRC, or the terms and conditions of any Certificate of Compliance granted to the Company, and (ii) there is no pending or ongoing proceeding or, to the Knowledge of the Seller, any investigation or inquiry, or any enforcement action, special inspection, diagnostic evaluation or other action by or before any Governmental Authority (including the NRC) under the Atomic Energy Act or any other Nuclear Regulatory Law.

Section 4.12 Real Property

.

(a) Section 4.12(a) of the Seller Disclosure Letter sets forth the address of each parcel of material leasehold or material sub-leasehold estate and other rights to use or occupy any material land, buildings, structures, improvements, fixture or other material interest in real property held by or for the Company (the “Leased Real Property”).  The Company has a good and valid leasehold or easement interest in the Leased Real Property, free and clear of all liens except Permitted Encumbrances, and the Company has not subleased, licensed or granted any occupancy rights in any portion of the Leased Real Property.  The Company does not own any real property.

(b) As used in this Agreement, “Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable and liens for Taxes being contested in good faith, (ii) inchoate mechanics’ and materialmen’s liens for construction in progress, (iii) statutory mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, (iv) zoning restrictions, survey exceptions, easements, rights of way and other matters of record which would not reasonably be expected to have a Company Material Adverse Effect, (v) liens and obligations arising pursuant to any Contract which do not materially impair the benefits to be received thereunder by the Company, (vi) the specific liens, exceptions, restrictions, easements, charges, rights-of-way, monetary and nonmonetary encumbrances, security interests, regulations and similar matters which are listed on Section 4.12(b) of the Seller Disclosure Letter, and/or (vii) other liens being contested in good faith in the ordinary course of business or which would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Material Contracts

.

(a) Section 4.13(a) of the Seller Disclosure Letter contains a complete and correct list of all contracts, agreements, commitments or other written instruments relating to the business of the Company as of the date hereof which are of any type described below and to which the Company is bound (the “Material Contracts”):

(i) All Contracts which provide for the payment by or to the Company in excess of fifty thousand dollars ($50,000.00) annually;

(ii) All Contracts  requiring a future capital expenditure by the Company in excess of fifty thousand dollars ($50,000.00) in any 12-month period;

(iii) All Contracts or agreements under which the Company is obligated to sell personal property for a total price in excess of fifty thousand dollars ($50,000.00) other than in the ordinary course of business;

(iv) All leases of real property (whether the Company is the lessor, lessee or sublessee) or other agreement providing for the recurring use of or access to real property by the Company;

(v) All Contracts or agreements in which the Company (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, (B) granted an Encumbrance on its assets to secure such indebtedness or (C) extended credit or advanced funds to any Person, in each case in excess of fifty thousand dollars ($50,000.00);

(vi) All performance bonds, completion bonds, bid bonds, suretyship agreements or similar instruments;

(vii) All Contracts or agreements that subject the Company to restrictions on the competitive conduct of its business or that prohibit the Company from soliciting customers, vendors or employees of third parties;

(viii) Any Contract or agreement providing for the use of material Intellectual Property which has a license payment or fee payable after the date hereof;

(ix) All joint venture, partnership, royalty or similar agreements involving the sharing of profits and/or expenses;

(x) All employment, management, consulting and other Contracts providing for the services of any employee, officer or director of the Company, including any of the foregoing which provides for any severance or other payment upon termination of employment or engagement; and

(xi) All other Contracts or agreements not covered in clauses (i) through (ix) above that involve payment by or to the Company of more than fifty thousand dollars ($50,000.00) annually under such agreement, other than those that can be terminated without penalty to the Company upon not more than sixty days’ notice.

(b) Each Material Contract is a valid and binding agreement and is in full force and effect, except to the extent such Material Contract has expired by its own terms without penalty, and enforceable by the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity, and the Company is not nor, to the Knowledge of the Seller, is any other party thereto in default or breach under the terms of any Material Contract and, to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder, other than in each case defaults or breaches that would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Seller nor the Company has received any written notice of cancellation relating to a Material Contract, and the Seller has no Knowledge of facts that a Material Contract is likely to be cancelled, except for such cancellations which would not reasonably be expected to have a Company Material Adverse Effect.  The Company has provided or made available to the Purchaser true, correct and complete copies by their terms of all Material Contracts, including all material amendments thereto.

Section 4.14 Insurance

.  Set forth on Section 4.14 of the Seller Disclosure Letter is a list of all material policies of insurance under which any of the Company’s assets or business activities are covered.  All such policies are in full force and effect, all premiums due thereon have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies.  Neither the Seller nor the Company has received any written notice of cancellation or termination with respect to any insurance policy of the Company or under which the Company is covered.

Section 4.15 Title to Assets

.  The Company has good, marketable or insurable title to its assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.

Section 4.16 Intellectual Property

.

(a) Section 4.16(a) of the Seller Disclosure Letter contains a complete and accurate list of all patents (including applications therefor), trademark  registrations and applications therefor, Internet domain names, copyright registrations and applications therefor, in each case owned by the Company as of the date hereof, including details of registration and/or application filings with the United States Patent and Trademark Office, United States Copyright Office or similar Governmental Authorities in other jurisdictions.

(b) The Company owns or has the right to use all Intellectual Property used in the business as currently conducted, except where the failure to possess such right would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, all of the items of Intellectual Property set forth on Section 4.16(a) of the Seller Disclosure Letter are subsisting and, to the Knowledge of the Seller, are valid and enforceable.

(d) To the Knowledge of the Seller, no item of Intellectual Property owned by the Company is currently being infringed, or otherwise violated.

(e) There are no proceedings pending before any Governmental Authority or, to the Knowledge of the Seller, threatened in writing against the Company or the Seller alleging that the business conducted by the Company infringes or otherwise violates the Intellectual Property rights of any other Person.

Section 4.17                         Certain Payments

.  To the Knowledge of the Seller, in the past three (3) years, neither the Company nor any of its directors, officers, stockholders, agents or employees (while acting on behalf of the Company) has made or caused to be made, directly or indirectly, any payment or other consideration or inducement to any foreign or domestic Governmental Authority or any official, employee, agent or representative thereof, or to any foreign or domestic political parties or campaigns, in each case in violation of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Anti-Bribery Act or any comparable anticorruption Laws of any other jurisdictions in which the Company currently does business or has done business in the past three (3) years.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure letter delivered by the Purchaser to the Seller simultaneously with the execution of this Agreement (the “Purchaser Disclosure Letter”), the Purchaser represents and warrants to the Seller as follows:

Section 5.1 Organization and Qualification

(a) .  The Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted.  The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect.  As used in this Agreement, the term “Purchaser Material Adverse Effect” means any material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby or perform its obligations hereunder or any circumstance which would (a) prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated hereby or perform its obligations hereunder or (b) prevent, delay or impair the ability of the Purchaser to consummate the transactions contemplated hereby or perform its obligations hereunder by the Initial Termination Date or, if applicable, the Outside Date.

Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance

.

(a) Authority.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the applicable Purchaser Required Governmental Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser.  No vote of, or consent by, the holders of any class or series of stock issued by the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by it of the transactions contemplated hereby.  The Purchaser has duly executed and delivered this Agreement and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Seller, this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity.

(b) Non-Contravention.  The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar organizational documents of the Purchaser or any of its Subsidiaries, (ii) subject to obtaining the Purchaser Required Governmental Approvals, any Law applicable to the Purchaser, any of its Subsidiaries or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 5.2(b)(iii) of the Purchaser Disclosure Letter, any Contract of any kind to which the Purchaser or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c) Statutory Approvals.  Except for any filings with or approvals from, or notifications to, as applicable, (i) CFIUS, (ii) the NRC, (iii) the DOE or (iv) the Governmental Authorities, if any, set forth on Section 5.2(c) of the Purchaser Disclosure Letter (the filings, approvals and notifications referred to in clauses (i) through (iv) collectively referred to as the “Purchaser Required Governmental Approvals”), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Purchaser, the execution and delivery of the Parent Guarantee by the Purchaser's Parent or the consummation by the Purchaser and the Purchaser's Parent of the transactions contemplated hereby and thereby, except those which the failure to obtain would not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Purchaser Required Governmental Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a Violation of applicable Law).

(d) Compliance.  To the Knowledge of the Purchaser, neither the Purchaser nor any of its Subsidiaries, is in Violation of, or under investigation with respect to any Violation of, nor has the Purchaser been given notice of or been charged with any Violation of, any Law, except for possible Violations which would not reasonably be expected to have a Purchaser Material Adverse Effect.  To the Knowledge of the Purchaser, the Purchaser and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted except those that the absence of which would not reasonably be expected to have a Purchaser Material Adverse Effect.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, (i) each Permit of the Purchaser is in full force and effect in accordance with its terms, and (ii) to the Knowledge of the Purchaser, there is no outstanding written notice of revocation, and there are no proceedings pending or, to the Knowledge of the Purchaser, threatened in writing that seek the revocation, cancellation or termination of any such Permit.  None of the Purchaser nor any of its Subsidiaries is in Violation of (i) their respective certificates of incorporation or by-laws or similar organizational documents or (ii) to the Knowledge of the Purchaser, any Contract to which they are a party or by which the Purchaser or any of its Subsidiaries is bound or to which any of their property is subject, except in the case of clause (ii) for possible Violations which would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.3 Litigation

.  There are no suits, actions or proceedings pending or, to the Knowledge of the Purchaser, threatened in writing against, relating to or affecting the Purchaser or any of its Subsidiaries which would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Investigation by the Purchaser; the Seller’s Liability

.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, intellectual property, technology and prospects of the Company, which investigation, review and analysis was done by the Purchaser and its affiliates and, to the extent the Purchaser deemed appropriate, by the Purchaser’s Representatives.  The Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned independent investigation, review and analysis and not on any factual representations of the Seller, its affiliates or its or its affiliates’ Representatives (except the specific representations and warranties set forth in Article III and Article IV, but always subject to the limitations and restrictions contained in Article VIII) and the Purchaser:

(a) acknowledges that none of the Seller, any of its affiliates or its or its affiliates’ Representatives (i) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including materials furnished in the electronic and/or physical data rooms made available to the Purchaser, the confidential memorandum dated October 2012, presentations by management, financial projections or otherwise) provided or made available to the Purchaser, its affiliates or its or its affiliates’ Representatives or (ii) has or had, at any time, any obligation to update any of the information so provided or made available to the Purchaser, its affiliates or its or its affiliates’ Representatives;

(b) acknowledges, in connection with the investigation by the Purchaser of the Company, that the Purchaser has received or may receive from the Seller, its affiliates or its or its affiliates’ Representatives certain projections, forward-looking statements and other forecasts and certain business plan information.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions upon which such estimates, projections, forecasts or plans are based), and that, absent fraud or willful misrepresentation, the Purchaser shall have no claim against anyone with respect thereto.  Accordingly, the Purchaser acknowledges that none of the Seller, the Company, nor any of their affiliates, nor any Person acting on behalf of the Seller, the Company or any of their affiliates makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions upon which such estimates, projections, forecasts or plans are based); and

(c) agrees, to the fullest extent permitted by Law, that none of the Seller, its affiliates or its or its affiliates’ Representatives shall have any liability or responsibility whatsoever to the Purchaser, its affiliates or its or its affiliates’ Representatives on any basis (including in contract, tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including materials furnished in the electronic and/or physical data rooms made available to the Purchaser, the confidential memorandum dated October 2012, presentations by management, financial projections, the information described in Section 5.4(b) or otherwise) to the Purchaser, its affiliates or its or its affiliates’ Representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Seller set forth in this Agreement, except that the foregoing limitations shall not apply to the Seller insofar as the Seller makes the specific representations and warranties set forth in Article III and Article IV, but always subject to the limitations and restrictions contained in Article VIII.

Section 5.5 No Knowledge of the Seller’s Breach

.  As of the date hereof, the Purchaser has no Knowledge of any breach or inaccuracy, or of any facts or circumstances which may constitute or give rise to a breach or inaccuracy, of any representation or warranty of the Seller set forth in Article III or Article IV hereof.

Section 5.6 Acquisition of Company Stock for Investment; Ability to Evaluate and Bear Risk

.

(a) The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser is acquiring the Company Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Company Stock.  The Purchaser agrees that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.

(b) The Purchaser is able to bear the economic risk of holding the Company Stock for an indefinite period, and has knowledge of and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Company Stock.

Section 5.7 Financing

.  The Purchaser has and will have throughout the period beginning as of the date hereof and ending on the Closing Date sufficient cash and credit capacity, either in its accounts, through binding and enforceable credit arrangements or borrowing facilities or otherwise, to pay the Purchase Price pursuant to Article I hereof and to consummate the transactions contemplated hereby (the “Financing Arrangements”), all without any distributions from the Company, and the Company will not be required to assume or become liable for such Financing Arrangements prior to the time immediately following the Closing.  To the extent that this Agreement must be in a form acceptable to a lender, such lender has approved this Agreement and there are no other material contingencies to the lender’s obligations under the Financing Arrangements or otherwise.  For the avoidance of doubt, none of the rights and obligations of any Party to this Agreement, nor the transactions contemplated hereby, are subject to any term or condition providing that the Purchaser first obtain financing of any sort.

Section 5.8 Purchaser’s Qualifications

.  Without limiting the foregoing, to the Knowledge of the Purchaser, there is no reason or circumstance that would prevent the Purchaser from procuring the Purchaser Required Governmental Approvals.

Section 5.9 Brokers or Finders

.  All negotiations relating to this Agreement or the transactions contemplated hereby for the benefit of the Purchaser have been carried on by the Purchaser, its affiliates or its or its affiliates’ Representatives in such a manner as not to give rise to any valid Claim against the Seller for any brokerage commission, finder’s fee, financial advisory fee or other like payment to any Person.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business

.  After the date hereof and prior to the Closing or earlier termination of this Agreement, the Seller agrees that, except as set forth in Section 6.1 of the Seller Disclosure Letter and except (i) as contemplated in or permitted by this Agreement, (ii) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (iii) as required by applicable Law or (iv) to the extent the Purchaser shall otherwise consent, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the business of the Company shall be conducted in the ordinary and usual course in substantially the same manner as heretofore conducted, and the Company will use reasonable endeavors to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, lessors, regulatory authorities, employees and business associates;

(b) the Company shall not (i) amend its organizational documents other than amendments made in connection with this Agreement and amendments which are ministerial in nature or not otherwise material, (ii) split, combine or reclassify its outstanding Company Stock, (iii) declare, set aside or pay any distribution payable in cash, equity or property in respect of the Company Stock, other than dividends paid to the Seller, or (iv) repurchase, redeem or otherwise acquire any Company Stock;

(c) the Company shall not issue, sell or dispose of any shares of capital stock, or any other equity securities in the Company, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity securities in the Company;

(d) the Company shall not incur any new indebtedness for borrowed money or make any loans, advances or capital contributions to any other Person;

(e) the Company shall not make any capital expenditure except for capital expenditures made in the ordinary and usual course of its business in an amount not to exceed fifty thousand dollars ($50,000.00);

(f) the Company shall not make any acquisition of, or investment in, assets or stock of any other Person or entity, other than in the ordinary and usual course of business and not to exceed twenty-five thousand dollars ($25,000.00) singularly or fifty thousand dollars ($50,000.00) in the aggregate in any calendar year;

(g) the Company shall not sell, lease, license, encumber or otherwise dispose of any of its assets, other than in the ordinary and usual course of business, or in an amount not to exceed twenty-five thousand dollars ($25,000.00) singularly or fifty thousand dollars ($50,000.00) in the aggregate in any calendar year;

(h) neither the Seller nor the Company shall terminate, establish, adopt, enter into, make any new grants or awards of equity-based compensation or other benefits under, or amend or otherwise materially modify, any Company Plan in respect of current or former employees of the Company or increase the salary, wage, bonus or other compensation of any directors, officers or employees of the Company, in each case except (i) for grants or awards to officers and employees under existing Company Plans (including under any existing performance incentive plans or any retention bonus described in Section 6.1(h) of the Seller Disclosure Letter) in such amounts and on such terms as are consistent with past practice, (ii) in the normal and usual course of business (which shall include normal periodic performance reviews and related plans and the provision of individual Company Plans consistent with past practice for newly hired, appointed or promoted officers and employees), or (iii) for actions necessary to satisfy existing contractual obligations under Company Plans existing as of the date hereof or to comply with applicable Law;

(i) the Company, or the Seller on behalf of the Company, shall use their respective reasonable efforts to maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by or on behalf of the Company, in the ordinary and usual course of business consistent with past practice;

(j) the Seller shall not, nor shall it permit the Company to, change any material financial accounting method, policies, practices or election with respect to the Company, except as required by GAAP;

(k) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(l) the Company shall not settle or compromise any material litigation requiring payment of an amount in excess of the reserves established therefor, or waive, release or assign any material claims, in each case other than in an amount not to exceed twenty-five thousand dollars ($25,000.00) singularly or one-hundred thousand dollars ($100,000.00) in the aggregate;

(m) the Company shall not (i) amend or modify any Material Contract in any material respect, (ii) terminate any Material Contract or (iii) waive, release or assign any material rights or claims under any Material Contract; and

(n) neither the Seller nor the Company shall commit to take any actions that would violate subsections (a) through (m) of this Section 6.1.

Section 6.2 Access

.

(a) From the date of this Agreement until the Closing or earlier termination of this Agreement, subject to the terms of the confidentiality agreement, dated as of October 2, 2012, originally entered into between the Seller and the Purchaser’s Parent (the “Confidentiality Agreement”), the Seller shall, and shall cause the Company to, afford to the Representatives of the Purchaser, reasonable access upon reasonable advance notice, during normal business hours, to the Company’s properties, books, records and personnel as the Purchaser may reasonably request; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Seller or the Company, (i) breach any agreement of the Seller or the Company with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Seller or the Company, (iii) otherwise Violate any applicable Law or (iv) result in a competitor of the Company, or a counterparty to any Contract to which the Company is a party, receiving material information which is competitively sensitive.

(b) The Purchaser agrees to indemnify and hold the Seller and its affiliates harmless from any and all Claims and Liabilities, including costs and expenses for injury to or death of any natural person, and any loss of, damage to or destruction of any property owned by any Person, including the Seller, its affiliates or its or its affiliates’ Representatives (including Claims or Liabilities for loss of use of any property and legal fees and the cost of enforcing this indemnity) resulting directly or indirectly from the action or inaction of the Purchaser, its affiliates or any of its or its affiliates’ Representatives during any visit to the business or property sites of the Company prior to the Closing Date, whether pursuant to this Section 6.2 or otherwise.

(c) None of the Purchaser or any of its Representatives shall conduct any environmental testing or sampling on any of the business or property sites of the Company prior to the Closing Date.

(d) No investigation pursuant to the rights of access granted in this Section 6.2 shall affect any representation or warranty made by the Parties hereunder.

(e) Notwithstanding the foregoing, any access shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by the Company’s employees of their normal duties.

(f) The Purchaser will hold any information obtained pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement.

Section 6.3 Regulatory Matters

.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Seller and the Purchaser agrees to use commercially reasonable efforts to (i) furnish to the other such information and assistance as the other may reasonably request in connection with, and make as promptly as reasonably practicable, its filings, notifications or applications, and thereafter make any other required or requested submissions as promptly as reasonably practicable, with CFIUS, the DOE, the NRC and any other Governmental Authority necessary to obtain, and shall use commercially reasonable efforts to obtain, the Seller Required Governmental Approvals and the Purchaser Required Governmental Approvals (as applicable), (ii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Authority in connection with the transactions contemplated hereby, and (iii) not take any action that would be reasonably likely to materially interfere with its ability to consummate the transactions contemplated hereby.  If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the Seller and the Purchaser shall use their respective commercially reasonable efforts to take all such action.

(b) Each of the Seller and the Purchaser shall, without limitation: (i) promptly notify the other Party in writing of, and furnish the other Party with copies of, any communications from or with any Governmental Authority with respect to the transactions contemplated hereby (or, in the case of oral communications by the Governmental Authority to the notifying Party, provide the other Party with a written summary of such communications), (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any such Governmental Authority with respect to the transactions contemplated hereby, (iii) not participate in any meeting or have any communication with any such Governmental Authority with respect to the transactions contemplated hereby unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, to attend and participate therein, and (iv) furnish the other Party with copies of all filings and communications between it (or its Representatives) and any such Governmental Authority with respect to the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the rights of the Seller and the Purchaser under this Section 6.3(b) may be exercised on their behalf by their respective outside counsel for the transactions contemplated by this Agreement.

(c) Each of the Seller and the Purchaser agrees to cooperate and use commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all commercially reasonable avenues of administrative and judicial appeal.

(d) In furtherance and not in limitation of the covenants of the Seller and the Purchaser contained in this Section 6.3, if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by, with or before any Governmental Authority or by any third party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Purchaser, on the one hand, and the Seller, on the other hand, shall each use commercially reasonable efforts to take, or cause to be taken, actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking such commercially reasonable further action as may be necessary to resolve such objections, if any, as the applicable Governmental Authority or third party may assert under any applicable Law with respect to the transactions contemplated hereby, and to use commercially reasonable efforts to avoid or eliminate any impediment under any Law that is asserted by any Governmental Authority or third party with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Initial Termination Date or, if applicable, the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of the Purchaser, its Subsidiaries or the Company, (ii) agreeing to any action, restriction or condition proposed with respect to the Purchaser, its Subsidiaries, the Company or their respective businesses by CFIUS or any Governmental Authority and (iii) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of action of the Purchaser or its Subsidiaries (including, after the Closing, the Company) with respect to, or its ability to retain, one or more of its (including, after the Closing, the Company’s) businesses, product lines or assets; provided, however, that notwithstanding anything to the contrary in this Section 6.3(d), neither the Seller nor the Purchaser shall be required to take any action with respect to any requirement, condition, understanding, agreement or order of a Governmental Authority, or Claim of a third party, to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Seller, the Purchaser, the Company or any of their respective affiliates, (A) unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs and (B) to the extent such requirement, condition, understanding, agreement or order would have a material adverse effect on the business, results of operations, or condition (financial or otherwise) of the Seller, the Purchaser or the Company, as the case may be.

Section 6.4 Public Announcements

.  Except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Seller and the Purchaser shall consult with each other prior to issuing and shall mutually agree upon the contents of any press releases or any public announcements to be made with respect to this Agreement and the transactions contemplated hereby.  Without limiting the foregoing, the Parties shall consult with each other regarding, and mutually agree upon the contents of, any press releases initially announcing the execution of this Agreement.

Section 6.5 Employee Benefits Matters

.

(a) For a two (2) year period following the Closing, the Purchaser shall, or shall cause the Company to, provide compensation (including salary, cash bonus, commissions, and other incentives) and benefits to each individual who is employed by the Company as of the Closing (a “Company Employee”) that are no less favorable in the aggregate than the levels of such compensation and benefits provided to the Company Employees as of the date of this Agreement.

(b) Without limiting the Purchaser’s obligations under Section 6.5(a), for a two (2) year period following the Closing, the Purchaser shall, or shall cause the Company to, provide severance and paid time off benefits to each Company Employee that, respectively, are no less favorable than the severance and paid time off benefits in effect in respect of such Company Employee immediately before the Closing.  As of and after the Closing, the Purchaser shall, or shall cause the Company to, credit each Company Employee for all service with the Company for purposes of determining the right to and the amount of severance and paid time off benefits after the Closing to the extent such service was recognized for such purpose by the Company.

(c) Without limiting the foregoing provisions of this Section 6.5, as of and after the Closing, the Purchaser shall, or shall cause the Company to, credit each Company Employee for purposes of eligibility and vesting for all of the Company Employee’s service with the Company under any and all employee compensation and incentive plans, and under any and all benefit plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Closing by the Purchaser, the Company or any of the Purchaser’s Subsidiaries (each, a “Purchaser Plan”) to the extent such service was recognized for such purpose by a comparable benefit plan, program, policy and arrangement maintained in respect of the Company Employee before the Closing (but not to the extent that such credit would result in a duplication of benefits).  With respect to each Purchaser Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Purchaser shall cause the Company, from and after the Closing, to (i) cause there to be waived any pre-existing condition or eligibility limitations except to the extent such limitations as to pre-existing conditions eligibility were applicable to a Company Employee under a comparable welfare benefit plan maintained in respect of the Company Employee before the Closing and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed or reimbursable to, Company Employees under similar plans maintained in respect of the Company Employee for the calendar year in which the Closing occurs.

(d) Without limiting the foregoing provisions of this Section 6.5, from and after the Closing, the Purchaser shall, or shall cause the Company to, permit each Company Employee who satisfied the eligibility requirements of the 401(k) plan in which the Company Employee participates immediately before the Closing (the “Seller 401(k) Plan”) to participate in the 401(k) plan applicable to employees of the Purchaser or its affiliates immediately following the Closing.  The Seller and the Purchaser shall take, cooperate with, or cause to be taken, reasonable efforts, including amendments to the Seller 401(k) Plan and/or the tax-qualified defined contribution retirement plan or plans designated by the Purchaser (the “Purchaser 401(k) Plan”) to permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Purchaser 401(k) Plan in cash in an amount equal to the full account balance distributed to such Company Employee from the Seller 401(k) Plan (provided, that such contribution may be in the form of notes representing an employee loan under the Seller 401(k) Plan to the extent such loan is not in default at the time of the contribution to the Purchaser 401(k) Plan, and the Seller and the Purchaser shall take (or cause to be taken) any and all action as may be required to provide that Company Employees may continue to service any such loans through payroll deductions after the Closing).

(e) Notwithstanding the foregoing provisions of this Section 6.5, from and after the Closing Date, the Purchaser shall, and shall cause the Company to, honor, in accordance with its terms (i) each existing employment, change in control, severance and termination protection plan, policy, program, arrangement or agreement of or between the Company and any officer, director or employee of the Company that is disclosed under Section 4.8(a) of the Seller Disclosure Letter and (ii) all existing obligations and/or accrued benefits under any employee benefit plan, policy, program, arrangement or agreement of the Company.

(f) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable against the Purchaser and its Affiliates by, any Company Employee or any former employee of the Company, his or her heirs, executors or administrators and his or her other representatives.  Notwithstanding the foregoing, nothing contained herein shall preclude the Purchaser, the Company or any Company Employee, from terminating the employment of any Company Employee at any time and for any reason (except to the extent otherwise provided in a written agreement with the Company Employee).

Section 6.6 Tax Matters

.

(a) Transfer Taxes.  Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall pay all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement.  The Purchaser shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes; provided, however, that the Seller shall cooperate with the Purchaser and take any action reasonably requested by the Purchaser which does not cause the Seller to incur any cost or inconvenience in order to minimize such Transfer Taxes.  “Transfer Taxes” shall mean any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

(b) Tax Returns.  Except as otherwise provided in Section 6.6(a),

(i) The Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by the Company for taxable years or periods ending on or before the Closing Date in which (A) the Company is the only party required to file such Tax Return and (B) the Company is included in any consolidated, combined, unitary, affiliated or similar Tax Return which includes the Seller or any of its affiliates (other than the Company), and the Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

(ii) Subject to the obligations under Section 6.6(b)(iii), the Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by the Company for taxable years or periods ending after the Closing Date, and the Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

(iii) Any Tax Return required to be filed by the Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s approval not less than thirty (30) days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed.  The Seller shall have the option of providing to the Purchaser, at any time at least fifteen (15) days prior to the due date, written instructions as to how the Seller wants any, or all, of the items for which it may be liable hereunder reflected on such Tax Return.  The Purchaser shall, in preparing such return, cause the items for which the Seller may be liable hereunder to be reflected in accordance with the Seller’s instructions and, in the absence of having received such instructions, in accordance with the Seller’s past practice, if any, to the extent permissible under applicable Law.  The term “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

(iv) Upon the written request of the Purchaser setting forth in detail the computation of the amount owed pursuant to Section 6.6(b)(iii), the Seller shall pay to the Purchaser, no later than two (2) days prior to the due date for the applicable Tax Return, the Taxes for which the Seller is liable pursuant to this Section 6.6 but which are payable with any Tax Return to be filed by the Purchaser with respect to any Straddle Period.

(v) Within one hundred and twenty (120) days after the Closing Date, the Purchaser shall cause the Company to prepare and provide to the Seller a package of Tax information materials, including schedules and work papers required by the Seller to enable the Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 6.6(b)(i).

(c) Computation of Tax Liabilities.  To the extent permitted or required by applicable Law or administrative practice, the taxable year of the Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date.  For purposes of apportioning between the Seller and the Purchaser the Taxes of the Company or with respect to the assets of the Company for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period ending at the close of the Closing Date, and the period beginning at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(d) Assistance and Cooperation.  Each of the Purchaser and the Seller shall provide the other with such assistance as may reasonably be requested (including access to the assets, properties, personnel and records of the Company) by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Company and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company shall be kept confidential by the Parties hereto except to the extent that a Party is legally compelled to disclose such information.

(e) Contests.

(i) Notice.  After the Closing Date, the Purchaser and the Seller shall notify the other in writing within ten (10) days of the commencement of any audit or administrative or judicial proceeding affecting the Taxes or Tax attributes of the Company, which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under this Section 6.6 by the other Party (“Tax Indemnitor”).  Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability.  If either the Purchaser or the Seller fails to give the other Party prompt notice of an asserted Tax liability as required under this Agreement, then (A) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any administrative or judicial forum, then such Party shall not have any obligation to indemnify the other Party for any losses arising out of such asserted Tax liability and (B) if the Tax Indemnitor is not so precluded from contesting, if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Section 6.6 with respect to such liability shall be reduced by the amount of such detriment.

(ii) Control of Contests Involving Pre-Closing Periods or Straddle Periods.  In the case of an audit or administrative or judicial proceeding involving any Taxes or Tax attributes relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period of the Company, the Seller shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of the Company for which the Purchaser would be liable under this Section 6.6, the Purchaser may participate in the conduct of such audit or proceeding at its own expense and the Seller shall not settle any such audit or proceeding without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Control of Contests Involving Post-Closing Periods.   In the case of an audit or administrative or judicial proceeding involving any Taxes or Tax attributes relating to any taxable years or periods beginning on or after the Closing Date of the Company, the Purchaser shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of the Company for which the Seller would be liable under this Section 6.6, the Seller may participate in the conduct of such audit or proceeding at its own expense and the Purchaser shall not settle any such audit or proceeding without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Indemnification by the Seller.  Notwithstanding any other provision of this Agreement, the Seller shall indemnify the Purchaser from and against and in respect of any and all Indemnifiable Losses incurred by the Purchaser and its Affiliates (including the Company, after the Closing), which may be imposed on, sustained, incurred or suffered by or assessed against any of them, directly or indirectly, to the extent relating to or arising out of any liability for Taxes (other than Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement) of the Company (including any liability under Section 1.1502-6 of the Treasury Regulations) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date.

(g) Indemnification by the Purchaser.  Notwithstanding any other provision of this Agreement, the Purchaser shall indemnify the Seller from and against and in respect of any and all Indemnifiable Losses incurred by the Seller, which may be imposed on, sustained, incurred or suffered by or assessed against the Seller, directly or indirectly, to the extent relating to or arising out of (i) any liability for Taxes of the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date or (ii) any liability for Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement.

For the avoidance of doubt, indemnification under Sections 6.6(f) and (g) shall not be subject to any of the limitations or procedures set forth in Article VIII, including the Per Claim Deductible, the Aggregate Deductible or the Indemnification Cap.

(h) Refunds.  Any Tax refund (including any interest in respect thereof) received by the Purchaser or the Company, and any amounts credited against Tax to which the Purchaser or the Company becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, shall be for the account of the Seller, and the Purchaser shall pay to the Seller any such refund or the amount of any such credit within five (5) days after receipt or entitlement thereto.  The Purchaser shall pay the Seller interest at the overpayment rate prescribed under the applicable Law concerning Taxes.

Section 6.7 No Set-Off

.  A Party (the “Payor”) has no right to set-off, deduct or withhold any moneys which it is or may become liable to pay under this Agreement to the other Party (the “Payee”) against any moneys which the Payee is or may become liable to pay to the Payor outside of this Agreement.

Section 6.8 Financial Information

.

(a) After the Closing Date, upon reasonable written notice, the Purchaser and its affiliates shall furnish or cause to be furnished to the Seller, its affiliates and their respective accountants, counsel and other Representatives, during normal business hours, such information (including records pertinent to the Company) as is reasonably necessary for the Seller’s financial reporting and accounting matters.

(b) For a period of seven (7) years after the Closing (or, if requested in writing by a Party within seven (7) years after the Closing, until the closing of the examination of the Seller’s or the Company’s federal, state, local, or non-U.S. Income Tax Returns for all periods prior to and including the Closing or until conclusion of any ongoing inquiry by any Governmental Authority) neither Party will dispose of any books, records, documents or information reasonably relating to the Company on or before the Closing Date without first giving notice to the other Party thereof and permitting that Party to retain or copy such books and records as it may select.  During such period, each Party will (i) permit the other to examine and make copies, at the requesting Party’s expense, during normal business hours and upon reasonable notice, of such books, records, documents and information for any reasonable purpose, including any litigation or other proceeding now pending or hereafter commenced against that Party, or the preparation of income or other Tax Returns; provided, however, that all such examinations shall occur and all such access shall be provided at times and places reasonably set by the responding Party, and in no event shall either the Seller or the Purchaser interfere with the other Party’s operation of their respective businesses.

(c) During such seven (7) year time period (plus any extension requested pursuant to Section 6.8(b)), the Purchaser will provide to the Seller, at the Seller’s expense, copies of such books, records, documents and information reasonably relating to the Company delivered to it by the Seller for any reasonable purpose, including any litigation or other proceeding now pending or hereafter commenced against the Seller or any of its affiliates by any person (including the Purchaser).  The Seller will provide reasonable notice to the Purchaser of its need to access such books, records, documents or other information.

(d) If privileged and/or attorney work product documents or information of the Seller, including communications between the Seller and its counsel are disclosed to the Purchaser in the Company books, records, documents or other information delivered by the Seller, the Purchaser agrees (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will constitute confidential information subject to the provisions of Section 6.2 and (iv) it will promptly return to the Seller all copies of such books, records, documents or other information in the possession of the Purchaser, its affiliates or its or its affiliates’ Representatives.

Section 6.9 Affiliate Contracts; Intercompany Accounts

.

(a) Except as set forth on Section 6.9 of the Seller Disclosure Letter and except as agreed to in writing by the Seller and the Purchaser, all Contracts between the Company and Seller or a Subsidiary of the Seller, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto.  Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by the Seller to the Company from and after the Closing, which services may be provided by the Seller in its sole discretion, shall be for the convenience, and at the expense, of the Purchaser.

(b) All intercompany (between the Company on one hand, and the Seller and its Subsidiaries, other than the Company, on the other hand) payables and all intercompany receivables shall be eliminated prior to the date the Estimated Purchase Price is calculated and shall be zero as of the Closing Date.

Section 6.10 Seller’s Name

.  The Purchaser shall not acquire, nor shall the Company retain, any rights to the name “USEC,” “United States Enrichment Corporation” or “American Centrifuge” (or any derivation thereof) or any trademark, trade name or symbol related thereto.  As soon as reasonably practicable after the Closing but not later than sixty (60) days after the Closing Date, the Purchaser shall cause the Company to cease to (a) make any use of (i) any names or marks that include the term “USEC,” “United States Enrichment Corporation” or “American Centrifuge” and (ii) any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto or dilutive thereof (the “USEC Marks”) and (b) hold themselves out as having any affiliation with the Seller or any of its affiliates.  In furtherance thereof, as soon as practicable but in no event later than sixty (60) days following the Closing Date, the Purchaser shall cause the Company to remove, strike over or otherwise obliterate all USEC Marks from all assets and other materials owned by the Company, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Any use by the Company of any of the USEC Marks as permitted in this Section 6.10 shall be consistent with past practice.  Notwithstanding the foregoing, the Purchaser shall be permitted to use the name “USEC” in any announcements or other descriptions of the transactions contemplated by this Agreement or in Tax Returns, filings with the U.S. Securities and Exchange Commission or other filings with Governmental Authorities.

Section 6.11 Company’s Name

.  From and after the Closing, the Seller shall not retain any rights to the name “NAC” or “Nuclear Assurance Corporation” (or any derivation thereof) or any trademark, trade name or symbol related thereto.  As soon as reasonably practicable after the Closing but not later than sixty (60) days after the Closing Date, the Seller shall cease to (a) make any use of (i) any names or marks that include the term “NAC” or “Nuclear Assurance Corporation” and (ii) any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto or dilutive thereof (the “NAC Marks”), and (b) hold themselves out as having any affiliation with the Company or any of its affiliates.  In furtherance thereof, as soon as practicable but in no event later than sixty (60) days following the Closing Date, the Seller shall remove, strike over or otherwise obliterate all NAC Marks from all assets and other materials owned by the Seller, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Any use by the Seller of any of the NAC Marks as permitted in this Section 6.11 shall be consistent with past practice.  Notwithstanding the foregoing, the Seller shall be permitted to use the name NAC in any announcements or other descriptions of the transactions contemplated by this Agreement or in Tax Returns, filings with the U.S. Securities and Exchange Commission, other filings with Governmental Authorities, and in historical documents and books and records maintained by the Seller in the ordinary course of its business.

Section 6.12 Further Assurances

.  Each Party shall, and shall cause its Subsidiaries to, execute such further documents or instruments and take such further actions as may reasonably be requested by the other Party in order to consummate the transaction in accordance with the terms hereof, including, without limiting the generality of the foregoing, from the date hereof through the Closing, the Purchaser undertaking commercially reasonable efforts and doing all commercially reasonable acts and things necessary, proper or advisable to cooperate with the Seller in obtaining the Seller Required Consents or giving notices to counterparties to Contracts as required thereunder, including with respect to providing information or documentation to demonstrate its qualification to own and operate the Company.

Section 6.13 Supplements to Disclosure Letters

.  The Seller and the Purchaser shall each have the right, from time to time prior to the Closing, by written notice to the other, to supplement or amend the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, with respect to any matter hereafter arising or discovered which if existing or known on the date hereof would have been required to be set forth or described in such Seller Disclosure Letter or Purchaser Disclosure Letter, as the case may be.  Any such supplemental or amended disclosure shall not be deemed to have been disclosed for purposes of determining whether or not the conditions to the Closing set forth in Section 7.2 or Section 7.3, as applicable, have been satisfied nor be deemed to have cured any breach of representation, warranty, covenant or agreement relating to the matter set forth in such update for purposes of indemnification pursuant to Article VIII.

Section 6.14 Guaranties

.  The Purchaser and the Seller shall each use their respective commercially reasonable efforts (both before and after the Closing) to (a) obtain in the case of any Contract underlying a guaranty listed on Section 6.14 of the Seller Disclosure Letter, an amendment to the Contract underlying such guaranty so that the Seller is no longer required to provide a guaranty under such Contract and (b) in the case of each of the guaranties set forth on Section 6.14 of the Seller Disclosure Letter (each, a “Seller Guaranty”) either, (i) obtain a full and unconditional release of all of the obligations of the Seller under such Seller Guaranty, in a form reasonably satisfactory to the Seller, as applicable or (ii) obtain a substitute guaranty (or other accommodation) so that the Purchaser or other acceptable party is substituted in place of the Seller or any of its affiliates, as appropriate, of all of the obligations of the Seller under such Seller Guaranty such that the Seller may terminate such Seller Guaranty upon notice, without further obligation to or by the Seller.  In addition, (A) the Purchaser shall defend, indemnify and hold harmless each of the Seller and its affiliates (other than the Company) and their respective Representatives from and against any and all losses, liabilities, damages, obligations, payments, costs, Taxes and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) incurred by the Seller or any of such affiliates or their respective Representatives arising out of or relating to such Seller Guaranty from and after the Closing and upon written notice from the Seller, provide any additional security reasonably requested by the Seller, (including, a letter of credit or guaranty by a third party reasonably acceptable to the Seller) and (B) the Purchaser shall not permit the Company or any of its affiliates to (x) renew or extend the term of, (y) increase the obligations under or (z) transfer to another third party, any loan, lease, contract or other obligation for which the Seller or any of its affiliates (other than the Company) is or would reasonably be expected to be liable under such Seller Guaranty.  To the extent that the Seller or any of its affiliates (other than the Company) has performance obligations under any Seller Guaranty after the Closing, the Purchaser shall (1) perform such obligations on behalf of the Seller or such affiliates or (2) otherwise take such action as reasonably requested by the Seller so as to put the Seller or such affiliates in the same position as if the Purchaser, and not the Seller or such affiliates, had performed or was performing such obligations.

Section 6.15 Indemnification of Directors and Officers.

(a) Indemnification.  From and after the Closing Date, Purchaser shall cause the Company, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former employee, agent, director or officer of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Person” and collectively, the “Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as an employee, agent, director or officer occurring or alleged to have occurred on or before the Closing Date (including acts or omissions in connection with such person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).   In the event of any such Action, the Purchaser shall cooperate with the Indemnified Person in the defense of any such Action.

(b) Survival of Indemnification.  To the fullest extent not prohibited by Law, from and after the Closing Date, all rights to indemnification now existing in favor of the Indemnified Persons with respect to their activities as such prior to, on or after the Closing Date, as provided in the Company’s organizational documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Insurance.  For a period of six (6) years after the Closing Date, the Purchaser shall, or the Purchaser shall cause the Company to, maintain in effect policies of directors’ and officers’ liability insurance equivalent to those maintained by the Company and by the Seller on behalf of the Company prior to the Closing Date for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage.

(d) Successors.  In the event that, after the Closing Date, the Company or the Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or the Purchaser, as the case may be, shall assume the obligations set forth in this Section 6.15.

(e) Benefit.  The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other representatives.

Section 6.16 Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality

.  In consideration of the Purchase Price being paid by the Purchaser to the Seller pursuant to this Agreement, the Seller will not: (a) at any time during the three (3) year period after the Closing, directly or indirectly: (i) own, operate, manage, control, participate in, consult with, advise or engage in services for any Person engaged in business in competition with the Company in any of the jurisdictions in which the Company operated its business as of the Closing; (ii) solicit the employment of, hire or otherwise engage any Person who is or was an employee of the Company or otherwise interfere with the relationship between the Company and any such Person; provided, however, that the Seller shall not be prohibited from (x) conducting generalized solicitations for employees (which solicitations are not specifically targeted at the Company's employees) through the use of media advertisements, professional firms or otherwise or hiring any employee of the Company who responds to any such generalized solicitation or (y) soliciting, hiring or otherwise engaging any individuals who are not employed by the Company at the time of such solicitation, hiring or other engagement; or (iii) induce or attempt to induce any customer, supplier, distributor or other business relation of or to the Company to cease doing business with the Company or otherwise adversely change its business with the Company; or (b) except to the extent otherwise required by applicable Law or legal process, at any time after the Closing: (i) directly or indirectly, make any written or oral statement concerning the Purchaser or any of its Affiliates (including the Company), or any of their respective current or former directors, officers, stockholders and employees that is reasonably likely to be harmful to their business or personal reputations; or (ii) disclose to any Person or use for any purpose other than exercising its rights and performing its obligations under this Agreement, any information of a confidential nature with respect to the Company.

Section 6.17 Exclusivity

.  From the date of this Agreement until the Closing or the termination of this Agreement pursuant to Section 9.1, the Seller shall not, and the Seller shall cause the Company and the Representatives of the Seller and the Company to not,  directly or indirectly, participate in any negotiations or discussions, or enter into or deliver any letter of intent, term sheet, Contract or other document, concerning any actual or potential sale of the Company or all or any part of its assets, properties or business outside the ordinary course of business, whether structured as a stock sale, merger, consolidation, asset sale or otherwise, or any issuance or sale of any equity interest in the Company, in each case other than the sale of the Company Stock to the Purchaser under this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing

.  The respective obligations of each Party to effect the purchase and sale of the Company Stock shall be subject to satisfaction of the following conditions on or prior to the Closing Date, except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 10.3 by the joint action of the Parties hereto:

(a) The Seller Required Governmental Approvals and the Purchaser Required Governmental Approvals, respectively (i) shall have been obtained and (ii) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.

(b) There shall be no: (i) preliminary or permanent injunction or other order or decree by any federal or state court of competent jurisdiction in the United States, or an order or decree of a foreign government or its subsidiary organizations or jurisdictions, or (ii) statute or regulation enacted by any Governmental Authority, prohibiting or delaying the consummation of the purchase and sale of the Company Stock (clauses (i) and (ii), collectively, the “Restraints”); provided, however, that each of the Parties shall have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

Section 7.2 Conditions Precedent of the Purchaser

.  The obligation of the Purchaser to effect the purchase and sale of the Company Stock shall be subject to the Seller satisfying the following additional conditions on or prior to the Closing Date or waiver by the Purchaser:

(a) The Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are required to be performed by it on or prior to the Closing Date.

(b) The representations and warranties of the Seller set forth in Article III and Article IV of this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have a Company Material Adverse Effect.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Seller Required Consents shall have been obtained at or prior to the Closing Date.

Section 7.3 Conditions Precedent of the Seller

.  The obligation of the Seller to effect the purchase and the sale of the Company Stock shall be subject to the Purchaser satisfying the following additional conditions on or prior to the Closing Date or waiver by the Seller:

(a) The Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are required to be performed on or prior to the Closing Date

(b) The representations and warranties of the Purchaser set forth in Article V of this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c) The Seller Required Consents shall have been obtained at or prior to the Closing Date.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification

.  Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing:

(a) Subject further to Section 10.11(c), the Seller shall indemnify, defend and hold harmless the Purchaser from and against any and all Claims (by any Person), losses, liabilities, damages, obligations, payments, costs and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (collectively, “Indemnifiable Losses”), asserted against or suffered by the Purchaser relating to, resulting from or arising out of (i) any breach by the Seller of any representation or warranty of the Seller contained in this Agreement, (ii) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement, or (iii) any Liability arising under Title IV of ERISA, including under Section 4062(e) of ERISA, by reason of (A) Seller's de-lease of its Portsmouth gaseous diffusion facilities located in Piketon, Ohio and the related transition of employees effective September 30, 2011 to the decontamination and decommissioning contractor selected by DOE for that site or (B) discontinuation of Seller’s activities at the uranium enrichment plant operated by Seller in Paducah, Kentucky.

(b) Subject further to Section 10.11(c), the Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Purchaser of any representation or warranty of the Purchaser contained in this Agreement or (ii) any breach by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement.

(c) Any Person entitled to receive indemnification under this Agreement having a claim under these indemnification provisions shall make a good faith effort to recover any Indemnifiable Loss from insurers of such indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder; provided that the foregoing shall not be interpreted as requiring such Party to delay or forego making a claim for indemnification while any such recovery efforts are proceeding.  The amount of any Indemnifiable Loss shall be reduced to the extent that the Purchaser or the Seller, as the case may be (each, an “Indemnitee”), receives any insurance proceeds with respect to an Indemnifiable Loss and to take into account any Tax benefit actually received by the Indemnitee arising from the recognition of the Indemnifiable Loss or any similar recovery or offset actually realized by the Indemnitee or its Affiliates.  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the “Indemnifying Party”) with respect to such Indemnifiable Loss, as provided in Section 8.3(d).

(d) The Parties’ obligations under this Section 8.1 shall survive the applicable periods described in Section 8.2 to the extent the Indemnitee provided the Indemnifying Party with written notice of the claim for which indemnification is sought prior to the expiration of such applicable periods.

(e) Notwithstanding anything to the contrary in this Agreement or otherwise, and subject to the limitations in this Section 8.1, the Purchaser shall not recover under this Agreement from the Seller for any Indemnifiable Loss under Section 8.1(a)(i) or (ii) until the amount of Indemnifiable Loss exceeds (i) an amount equal to one hundred fifty thousand dollars ($150,000) for any Claim or any aggregated Claims arising out of the same or similar facts, events or circumstances (the “Per Claim Deductible”) and (ii) an amount alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims equal to two percent (2%) of the Purchase Price (the “Aggregate Deductible”), after which the Seller shall have the obligation to indemnify for so much of the amount of any such Indemnifiable Loss that exceeds the Aggregate Deductible, subject, however, to the Indemnification Cap; provided, however, that neither the Per Claim Deductible nor the Aggregate Deductible shall apply to Indemnifiable Losses caused by (i) a breach of or inaccuracy in any of the Seller’s Fundamental Representations or (ii) any Claim in law or equity based on fraud or willful or intentional breach by the Seller of this Agreement.

(f) The maximum aggregate amount of Indemnifiable Losses that may be recovered under this Agreement from the Seller under Section 8.1(a)(i) and (ii) shall not exceed fifteen percent (15%) of the Purchase Price (the “Indemnification Cap”), except for (i) Indemnifiable Losses caused by a breach of or inaccuracy in any of the Seller’s Fundamental Representations or (ii) any Claim in law or equity based on fraud or willful or intentional breach by the Seller of this Agreement, which Indemnifiable Losses, together with any aggregate liability pursuant to this Section 8.1, shall not exceed one hundred percent (100%) of the Purchase Price.  For purposes of clarity, an Indemnifiable Loss under Section 8.1(a)(iii) shall not be subject to the Per Claim Deductible, the Aggregate Deductible or the Indemnification Cap.

(g) If and to the extent that prior to the Closing a Party has expressly waived in writing the breach of or inaccuracy in a representation or warranty or the failure to perform a covenant or agreement made by the other Party, and the Closing nonetheless occurs, then such Party shall not have the right to assert a claim for indemnification in respect of such breach, inaccuracy or failure to perform, and the Party against whom such claim could otherwise be asserted shall have no liability or obligation in respect thereof.

(h) From and after the Closing, except for the rights and remedies provided for in Section 1.2(c), Section 1.2(d), Section 1.2(f), Section 6.2(b), Section 6.2(f), Section 6.6 and Section 6.14, and except for any Claims in law or equity based on fraud or willful or intentional breach by the Seller of this Agreement, the rights and remedies of the Seller and the Purchaser under this Article VIII are exclusive and in lieu of any and all other rights and remedies which the Seller and the Purchaser may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or inaccuracy of any representation or warranty set forth in this Agreement or (ii) any breach or failure to perform any covenant or agreement set forth in this Agreement.

(i) An Indemnitee shall take all reasonable steps to mitigate its Indemnifiable Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Loss as may be reasonably requested by the Indemnifying Party.  The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this Article VIII.

(j) All qualifications as to “materiality” or “Material Adverse Effect” contained in the representations and warranties of the Parties set forth in this Agreement shall be taken into account for purposes of this Article VIII for purposes of determining whether such representation was inaccurate or a breach of such representation and warranty has occurred and, if such inaccuracy or breach has been determined to have occurred, all such materiality qualifications shall be ignored and not given any effect solely for purposes of determining the amount of Indemnifiable Losses arising out of or relating to such inaccuracy or breach of such representation and warranty under this Article VIII.

(k) Any indemnification payment by the Seller, or the Purchaser, pursuant to this Agreement respectively, shall be treated as an adjustment to the Purchase Price hereunder.

Section 8.2 Survival Period

(a) .  Subject to Section 8.1(d), the obligations to provide indemnification under Section 8.1(a)(i) and (ii) shall survive the Closing and remain in full force and effect until, but will expire on, the date that is twelve (12) months after the Closing Date; provided, however, that (a) the obligations to provide indemnification with respect to representations and warranties contained in Section 3.1, 3.2, 3.3(a) and (b), 3.5, 4.1, 4.2(a), 5.1 and 5.2(a) and (b) (collectively, the “Fundamental Representations”) shall survive the Closing and remain in full force and effect following the Closing until the earlier of (i) sixty (60) days after the expiration of the applicable statutes of limitations and (ii) six (6) years and sixty (60) days after the Closing Date, (b) the obligation to provide indemnification under Section 8.1(a)(iii) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations, and (c) the obligation to provide indemnification with respect to representations and warranties contained in Sections 4.7 (Tax Matters), 4.8 (Employee Benefits; ERISA), 4.10 (Environmental Protection) and 4.11 (NRC Matters) shall survive the Closing and remain in full force and effect until, but will expire on, the date that is two (2) years after the Closing Date.

Section 8.3 Defense of Claims

.  Except with respect to any Claim regarding Taxes, which shall be governed by Section 6.6(e):

(a) If any Indemnitee receives notice of the assertion of any Claim or of the commencement of any Claim made or brought by any Person who is not a Party to this Agreement or an affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnitee’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee; provided, however, that such estimated amount shall in no way limit the Indemnitee’s right to recover any amount of Losses over such estimate.  The Indemnitee shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), unless the settlement would not (i) require the payment by the Indemnifying Party of any indemnification payment under this Agreement or (ii) be applied towards the Per Claim Deductible or the Aggregate Deductible.  The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume control of the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense; provided, however, that notwithstanding the Indemnifying Party’s election to assume control of such defense, the Indemnitee shall have the right (but not the obligation) to participate in such defense and to employ counsel, at its own expense, separate from counsel employed by the Indemnitee.

(b) If, within ten (10) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.3(a), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable expenses thereof.  Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim which could reasonably be expected to lead to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  Subject to the immediately following sentence, if the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall be the amount of such firm offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.  Notwithstanding the provisions of this Section 8.3(b), the maximum aggregate amount of Indemnifiable Losses that may be recovered from the Seller under this Agreement shall not exceed the amount specified in Section 8.1(f).

(c) Any Claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnitee becomes aware of such Direct Claim.  Such notice shall describe the nature of the Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee; provided, however, that such estimated amount shall in no way limit the Indemnitee’s rights to recover any amount of Losses over such estimate.  The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim.  If the Indemnifying Party disputes such Claim, the Indemnitee shall be free to seek enforcement of its rights to indemnification under this Agreement.

(d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon at the Interest Rate plus two (2) percentage points from the date of payment thereof, calculated daily on the basis of a year of three hundred and sixty-five (365) days and the actual number of days for which interest is due) shall promptly be repaid by the Indemnitee to the Indemnifying Party.  Nothing in this Section 8.3(d) shall be construed to require any Party hereto to obtain or maintain any insurance coverage.

(e) A failure to give timely notice as provided in this Section 8.3 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

ARTICLE IX

TERMINATION

Section 9.1 Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by the Purchaser or the Seller, if any Law is adopted or issued by any Governmental Authority after the date hereof, which has the effect, as supported by the written opinion of outside counsel for such Party, of prohibiting the Closing (collectively, the “Prohibitions”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used commercially reasonable efforts to remove or prevent the entry of such Prohibition;

(c) by the Purchaser or the Seller by written notice to the other, if the Closing Date shall not have occurred on or before the date that is three (3) months after the date hereof (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have proximately contributed to the failure of the Closing Date to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 7.1(a) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended for a three-month period (the “Outside Date”);

(d) by the Purchaser, by written notice to the Seller, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of the Seller hereunder, which breach would result in a Company Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by the Seller of notice in writing from the Purchaser, specifying the nature of such breach and requesting that it be remedied or the Purchaser shall not have received adequate assurance of a cure of such breach within such thirty (30) day period or the Seller shall not have made a capital contribution to the Company in an amount equal to the expected damages from such breach; or

(e) by the Seller, by written notice to the Purchaser, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of the Purchaser hereunder, which breach would result in a Purchaser Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by the Purchaser of notice in writing from the Seller, specifying the nature of such breach and requesting that it be remedied or the Seller shall not have received adequate assurance of a cure of such breach within such thirty (30) day period.

Section 9.2 Effect of Termination

.  In the event of termination of this Agreement pursuant to Section 9.1:

(a) there shall be no liability on the part of either the Seller or the Purchaser or their respective officers or directors hereunder, except nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to termination;

(b) each Party is released from its obligations to further perform its obligations hereunder, except those expressed to survive termination under Section 9.2(c); and

(c) the rights and obligations of each Party under the Confidentiality Agreement and under the following Sections shall survive termination of this Agreement: (i) Section 6.2(b) and (f), (ii)  Article IX, (iii) Article X, and (iv) Article XI.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Obligations

.  All representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or in any instrument, certificate, opinion or other writing provided for herein, shall not survive beyond the termination of this Agreement except as provided under Section 9.2(c).  All representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or in any instrument, certificate, opinion or other writing provided for herein, shall not survive beyond the Closing except to the extent that Section 8.2 provides otherwise, and except that the covenants and indemnities of the Seller and the Purchaser in this Agreement contained in Section 1.2(c), Section 1.2(d), Section 1.2(e), Section 1.2(f), Section 6.2(b), (d) and (f), Section 6.4, Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.9(a), Section 6.10, Section 6.11, Section 6.12, Section 6.13, Section 6.14, Section 6.15, Section 6.16, Article VIII, this Article X, Article XI, and the Confidentiality Agreement shall survive the Closing, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered hereunder to the Purchaser, its affiliates or its or its affiliates’ Representatives.  This Section 10.1 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Closing.

Section 10.2 Amendment and Modification

.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the Parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Extension; Waiver

.

(a) At any time prior to the Closing Date, a Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties by the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b) The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 10.4 Expenses

.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses except that any fee payable in connection with any filings required under Laws regarding competition shall be paid by the Purchaser; provided, however, that, for the avoidance of doubt, the Parties agree and acknowledge that the following shall be “expenses” of the Seller (rather than the Purchaser or the Company): (a) all Liabilities of the Company with respect to the fees and expenses of the Company’s attorneys, accountants, investment bankers and other advisors to the Company and other transaction-related expenses; and (b) all Liabilities of the Company with respect to any “change of control” and other transaction-related bonuses paid to Company employees (including those under the incentive plan established in connection with the transactions contemplated hereby) arising or effected upon the Closing solely as a result of the transactions contemplated hereby and, for the avoidance of doubt, not as a result of an action taken by the Purchaser, such as termination of the employment of any such employees on or after the Closing Date.  Notwithstanding the foregoing, in any action or proceeding brought to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and the remedies permitted under this Agreement (including, where such remedies are not exclusive, applicable Law).

Section 10.5 Notices

.  All notices, requests, instructions and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) the following Business Day when sent by Federal Express, DHL or other reputable courier or overnight delivery service or (c) when transmitted by facsimile or electronic mail (which is confirmed and then which notice and confirmation is mailed by registered or certified mail, return receipt requested, postage prepaid, or by reputable courier or overnight delivery service), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Seller, to:

USEC Inc.
6903 Rockledge Drive, Suite 400
Bethesda, MD  20817
Attn:  Senior Vice President, General Counsel and Secretary
Facsimile:   (301) 564-3206
Telephone: (301) 564-3200
Email: sabap@usec.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C.  20005
Attn:  Pankaj K. Sinha, Esq.
Facsimile:    (202) 393-5760
Telephone: (202) 371-7000
Email: Pankaj.Sinha@skadden.com

and

If to the Purchaser, to:

Hitz Holdings U.S.A. Inc.
2 Grand Central Tower
140 East 45th Street, 17th Floor
New York, NY  10017
Attn:  Takeshi Hotta, Secretary
Facsimile:    (212) 883-9064
Telephone: (212) 883-9060
Email: hotta@hzusa.com

and

Hitachi Zosen Corporation
15th Floor, Omori-Bellport D-Wing
26-3, Minami-Ohi, 6-Chome,
Shinagawa-Ku, Tokyo 140-0013 JAPAN
Attn:  Mitsutoshi Mano
Project Administration Department
Business Planning Headquarters
Facsimile: +81-3-6404-0839
Telephone: +81-3-6404-0822
Email: manoh@hitachizosen.co.jp

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
200 Kimball Drive
Parsippany, NJ  07054
Attn:  Richard R. Lury, Esq.
Facsimile: (973) 503-5950
Telephone: (973) 503-5900
Email: RLury@kelleydrye.com

Section 10.6 Service of Process

.  Each of the Seller and the Purchaser irrevocably consents to the service of process outside the territorial jurisdiction of the Delaware Courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested or use of Federal Express, DHL or other reputable courier or overnight delivery service, to its street address as specified in or pursuant to Section 10.5 of this Agreement.  However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 10.7 Entire Agreement; No Third Party Beneficiaries

.  This Agreement, the Parent Guarantee, the Confidentiality Agreement and any other documents entered into or delivered by the Parties pursuant to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, provided, that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement and (b) except for the rights provided in Section 6.5 and Section 6.15(e), are not intended to confer, and shall not confer, upon any Person other than the Parties hereto and thereto any remedies, claims of liability or reimbursement, causes of action or any other rights whatsoever.

Section 10.8 Specific Performance

.  Each of the Seller and the Purchaser acknowledges and agrees that in the event of any breach of this Agreement by the Purchaser, the Seller would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the Purchaser (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) the Seller shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement and to injunctive relief, and the Purchaser further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.  For the avoidance of doubt, the Parties agree that the Seller shall be entitled to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of the Purchaser that require the Purchaser to consummate the transactions contemplated hereby.  The Seller’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Seller may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Seller in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

Section 10.9 Severability

.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.10 Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof that would result in the application of the Laws of another State or of a country other than the United States.

Section 10.11 Venue; Waiver of Jury Trial and Certain Damages

.

(a) The Seller and the Purchaser hereby expressly and irrevocably submit to the exclusive personal jurisdiction of any courts of the United States of America for the District of Delaware (the “Delaware Courts”) in connection with all disputes (except with respect to those matters which must be resolved by the independent accounting firm pursuant to (and to the extent provided in) Section 1.2(c)) arising out of or in connection with this Agreement or the transactions contemplated by this Agreement and each agrees not to commence any litigation relating thereto except in such court.  Each such Party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated by this Agreement to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each such Party agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

(b) THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY OR OTHERWISE ON ANY CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PROVISIONS OF THIS AGREEMENT RELATING TO WAIVER OF TRIAL BY JURY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

(c) Each Party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to receive damages from any other Party based on any theory of liability for any consequential (including lost profits), incidental, indirect, special, treble or punitive damages (except to the extent that any such damages are included in Indemnifiable Losses resulting from a Third Party Claim).

Section 10.12 Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by merger, operation of law or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that no such assignment shall relieve the Purchaser or the Seller from its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and permitted assigns.  Any purported assignment not permitted under this Section 10.12 shall be null and void.

Section 10.13 Interpretation

.  When a reference is made in this Agreement to a part, Section or Party such reference shall be to a part and Section of, and a Party to, this Agreement, respectively, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References in this Agreement to any gender include all genders and references to the singular include references to the plural and vice versa.  Defined terms appearing in this Agreement with initial capitalization shall be given their meaning as defined herein, while the same terms appearing in lower case shall be interpreted in accordance with their customary and ordinary meaning.  Any item or other matter referenced or disclosed in one section of the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, shall be deemed to have been referenced or disclosed in all sections of such Disclosure Letter where such reference or disclosure is required.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.14 Counterparts; Effect

.  This Agreement may be executed and delivered (including via facsimile or in Portable Document Format (.pdf) transmitted by electronic mail to the address given in Section 10.5) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each Party and delivered to the other Party.

ARTICLE XI

DEFINITIONS

Section 11.1 Definitions

.  As used in this Agreement, the following terms shall have the meanings indicated below.

“Action” has the meaning set forth in Section 6.15(a).

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Aggregate Deductible” has the meaning set forth in Section 8.1(e).

“Agreement” has the meaning set forth in the Preamble; provided, however, that references to the “Agreement” in the representations and warranties in Articles III, IV and V shall be deemed to also refer to any other documents to be entered into or delivered pursuant to this Agreement.

“Atomic Energy Act” has the meaning set forth in Section 4.11(a).

“Base Purchase Price” has the meaning set forth in Section 1.2(a).

“Business Day” means a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.

“Certificate of Compliance” means a certificate issued by the NRC under its regulations indicating approval of a design or package for storage or transportation of nuclear material.

“CFIUS” has the meaning set forth in Section 3.3(c).

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Employee” has the meaning set forth in Section 6.5(a).

“Company Financial Statements” has the meaning set forth in Section 4.4

“Company Material Adverse Effect” has the meaning set forth in Section 4.1(b).

“Company Plans” has the meaning set forth in Section 4.8(a).

“Company Stock” has the meaning set forth in the Preamble.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Contract” means any note, bond, mortgage, indenture, deed of trust, or other contract or agreement for borrowed money, license, franchise, permit, concession, contract, lease or other instrument, arrangement, obligation, commitment or agreement.

“Delaware Courts” has the meaning set forth in Section 10.11(a).

“Direct Claim” has the meaning set forth in Section 8.3(c).

“DOE” has the meaning set forth in Section 3.3(c).

“Encumbrance” means any material lien, claim, pledge, mortgage, option, security interest and other encumbrance or restriction of any nature whatsoever.

“Environmental Claim” has the meaning set forth in Section 4.10(e)(i).

“Environmental Laws” has the meaning set forth in Section 4.10(e)(ii).

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” has the meaning set forth in Section 4.8(a).

“Escrow Agent” has the meaning set forth in Section 1.2(d).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Final Purchase Price” has the meaning set forth in Section 1.2(c).

“Financing Arrangements” has the meaning set forth in Section 5.7.

“Foreign Nuclear Regulatory Law” has the meaning set forth in Section 4.11.

“Fundamental Representations” has the meaning set forth in Section 8.2.

“GAAP” has the meaning set forth in Section 1.2(c).

“Governmental Authority” means any federal, state, provincial, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body) or authority or any court of competent jurisdiction, arbitral tribunal, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substances” has the meaning set forth in Section 4.10(e)(iii).

“Income Taxes”  means any United States or foreign federal, state, local, provincial, municipal or county Tax that, in whole or in part, is based on, measured by or calculated by reference to net income, profits or gains, including any state or local franchise Tax that, in whole or in part, is measured by or calculated by reference to net income, and including any interest, penalty or addition thereto, whether disputed or not.

“Indemnifiable Losses” has the meaning set forth in Section 8.1(a).

“Indemnification Cap” has the meaning set forth in Section 8.1(f).

“Indemnified Person” has the meaning set forth in Section 6.15(a).

“Indemnifying Party” has the meaning set forth in Section 8.1(c).

“Indemnitee” has the meaning set forth in Section 8.1(c).

“Initial Termination Date” has the meaning set forth in Section 9.1(c).

“Intellectual Property” means all intellectual property rights of any kind, including (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill associated with, and all registrations and applications for, any of the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); (iii) copyrights and any registrations and applications therefor; and (iv) trade secrets, know-how, proprietary processes, formulae, algorithms, models and methodologies.

“Interest Rate” means a rate per annum equal to the U.S. prime rate of interest, as published under “Money Rates” in The Wall Street Journal.

“Knowledge of the Purchaser” or “Knowledge” or words to such effect with respect to the Purchaser, means the actual knowledge of the individuals listed in Section 11.1(a) of the Purchaser Disclosure Letter.

“Knowledge of the Seller” or “Knowledge” or words to such effect with respect to the Seller, means the actual knowledge of the individuals listed in Section 11.1(b) of the Seller Disclosure Letter after due inquiry to their respective direct reports.

“Law” or “Laws” means any federal, state, provincial or local law, common law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.12(a).

“Liabilities” means any liability or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Loss” or “Losses” means, collectively, any and all losses, Liabilities, damages, payments, costs and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorney’s fees and reasonable disbursements).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“NAC Marks” has the meaning set forth in Section 6.11.

“Net Working Capital” means the amount, as of the Closing Date, by which (i) the sum of (A) petty cash and cash held in foreign bank or foreign financial institution accounts of the Company, (B) any and all accounts receivable of the Company from current or former customers and other amounts receivable of the Company, (C) unbilled amounts that will be payable by customers of the Company for goods or services provided or performed by the Company before the Closing Date upon issuance of invoice therefor, and (D) prepaid expenses of the Company, exceeds (ii) the sum of (X) the trade and vendor accounts payable of the Company, (Y) all deposits, credits and other prepayments received by the Company before the Closing Date for goods to be provided or services to be performed by the Company after the Closing Date, and (Z) accrued expenses and other current liabilities relating to the ongoing operation of the Company’s business.  Based on the foregoing formula, the Net Working Capital may be a negative amount.  Net Working Capital will exclude all excess cash (cash other than petty cash and the cash held in foreign accounts), interest-bearing debt, all intercompany accounts and payment obligations due and payable solely as a result of the sale of the Company under each of the USEC Inc. Executive Deferred Compensation Plan, the USEC Inc. 2009 Equity Incentive Plan and the NAC Incentive Agreements (listed in Section 4.8(g) of the Seller Disclosure Letter) and, for the avoidance of doubt, not as a result of an action taken by the Purchaser, such as termination of the employment of any employees on or after the Closing Date.  For illustrative purposes, Section 11.1(c) of the Seller Disclosure Letter includes an example of the calculation of Net Working Capital.

“NRC” has the meaning set forth in Section 3.3(c).

“Nuclear Regulatory Law” has the meaning set forth in Section 4.11.

“Objection Letter” has the meaning set forth in Section 1.2(c).

“Outside Date” has the meaning set forth in Section 9.1(c).

“Parent Guarantee” has the meaning set forth in the Preamble.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Payee” has the meaning set forth in Section 6.7.

“Payor” has the meaning set forth in Section 6.7.

“Per Claim Deductible” has the meaning set forth in Section 8.1(e).

“Permitted Encumbrances” has the meaning set forth in Section 4.12(b).

“Permits” means permits, licenses, franchises and other governmental authorizations, consents and approvals.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Prohibitions” has the meaning set forth in Section 9.1(b).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Letter” has the meaning set forth in Article V.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.

“Purchaser Plan” has the meaning set forth in Section 6.5(c).

“Purchaser Required Governmental Approvals” has the meaning set forth in Section 5.2(c).

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.5(d).

“Purchaser’s Parent” has the meaning set forth in the Preamble.

“Representative” means, with respect to any Person (or its affiliates, including its Subsidiaries), its or its affiliates’ officers, directors (or other Persons with a similar function), controlling Persons, shareholders, employees, consultants, lenders, attorneys, accountants, investment bankers, advisors or other agents.

“Restraints” has the meaning set forth in Section 7.1(b).

“Securities Act” has the meaning set forth in Section 5.6(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Guaranty” has the meaning set forth in Section 6.14.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.1(b).

“Seller Required Consents” has the meaning set forth in Section 3.3(b).

“Seller SEC Reports” means any form, certification, report, exhibit, schedule, registration statement, definitive proxy statement or other document filed with or furnished to the Securities and Exchange Commission by the Seller pursuant to the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended.

“Seller Required Governmental Approvals” has the meaning set forth in Section 3.3(c).

“Seller 401(k) Plan” has the meaning set forth in Section 6.5(d).

“Statement” has the meaning set forth in Section 1.2(c).

“Straddle Period” has the meaning set forth in Section 6.6(b).

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or other interests having by their terms voting power under ordinary circumstances to elect a majority of directors or similar members of the governing body of such corporation or other entity (or if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or other entity) shall at the time be held, directly or indirectly, by such Person.

“Tax Authority” has the meaning set forth in Section 4.7(f)(iii).

“Tax Indemnitor” has the meaning set forth in Section 6.6(e)(i).

“Taxes” has the meaning set forth in Section 4.7(f)(i).

“Tax Return” has the meaning set forth in Section 4.7(f)(ii).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Transfer Taxes” has the meaning set forth in Section 6.6(a).

“USEC Marks” has the meaning set forth in Section 6.10.

“U.S. Nuclear Regulatory Law” has the meaning set forth in Section 4.11.

“Violation” means any conflict, violation or material breach of any provision, material default (with or without the lapse of time or the giving of notice, or both), termination or modification, acceleration of the performance required, right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit or the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Seller, the Company or the Purchaser, as the case may be.

“Working Capital Escrow Agreement” has the meaning set forth in Section 1.2(d).

“Working Capital Escrow Deposit” has the meaning set forth in Section 1.2(d).

“Working Capital Escrow Funds” has the meaning set forth in Section 1.2(d).

[Signature Page Follows]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

USEC INC.

By:           /s/ Robert Van Namen
Name:     Robert Van Namen
Title:	Senior Vice President & Chief Operating Officer

HITZ HOLDINGS U.S.A. INC.

By:           /s/ Masayuki Morikata
Name:      Masayuki Morikata
Title:        President

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

PARENT GUARANTEE

THIS GUARANTEE (the “Guarantee), effective as of January 23, 2013, is made by Hitachi Zosen Corporation, a Japanese corporation (the “Guarantor”), to and in favor of USEC Inc., a Delaware corporation (the “Beneficiary”).

RECITALS

WHEREAS, the Beneficiary and Hitz Holdings U.S.A., Inc., a Delaware corporation (the “Purchaser”) have entered into a Stock Purchase Agreement, dated as of January 23, 2013 (as such agreement may be amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which the Beneficiary has agreed to sell and the Purchaser has agreed to purchase from the Beneficiary all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Company Stock”) of NAC International Inc., a Delaware corporation currently owned by the Beneficiary on the terms and conditions set forth therein;

WHEREAS, the Purchaser is a wholly owned, direct, subsidiary of the Guarantor; and

WHEREAS, as an inducement to enter into the Purchase Agreement, the Beneficiary has requested that the Guarantor, and the Guarantor has agreed to, guarantee the Purchaser’s payment and performance obligations under the Purchase Agreement, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, Guarantor hereby agrees as follows (it being understood that any capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement):

Section 1. Guarantee of Obligations.

(a) The Guarantor hereby absolutely, irrevocably, and unconditionally guarantees to the Beneficiary, as primary obligor and not merely as surety, the full and timely performance when due, the payment of all amounts when due and owing, and the observance when due of all obligations, covenants, terms and agreements to be performed, paid, or observed, as applicable, by the Purchaser under the Purchase Agreement (such obligations of the Purchaser, individually a “Guaranteed Obligation” and collectively, the “Guaranteed Obligations”).  Notwithstanding any other provisions of this Guarantee to the contrary, this Guarantee shall not modify the Guaranteed Obligations under the Purchase Agreement or require Guarantor, when performing or causing the Guaranteed Obligations to be performed on Purchaser’s behalf, to expand the obligations or liabilities of the Purchaser under the Purchase Agreement.  This Guarantee is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

(b) The Guarantor agrees, upon the failure of the Purchaser to pay or perform any Guaranteed Obligation, that the Guarantor shall pay or perform, or cause to be paid or performed, such Guaranteed Obligation promptly, and in any event within seven (7) Business Days (or more promptly where required to prevent a Violation of Law) after delivery by the Beneficiary to the Guarantor of written demand thereof in accordance with Section 10 below.  The Guarantor shall make any payment required hereunder to the Beneficiary in U.S. Dollars in immediately available funds as directed by the Beneficiary.

(c) It is expressly understood and agreed by Guarantor that to the extent Guarantor’s obligations hereunder relate to Guaranteed Obligations which require performance other than the payment of money, the Beneficiary may proceed against the Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages (as limited by the Purchase Agreement) resulting from the Purchaser’s nonperformance.  The Guarantor hereby covenants to perform or cause to be performed all of the Guaranteed Obligations on the part of the Purchaser to be performed under the Purchase Agreement for the balance of the term thereof.  Notwithstanding anything to the contrary herein, this Guarantee shall not be interpreted to make Section 6.3(d) of the Purchase Agreement applicable to the Guarantor,

(d) The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by the Beneficiary in enforcing this Guarantee, whether by suit or otherwise, to the extent the Beneficiary is the prevailing party.

(e) This Guarantee is a primary obligation of the Guarantor and shall be construed as an unconditional, irrevocable, absolute and continuing obligation of Guarantor, except to the extent that Purchaser’s performance would be excused pursuant to the terms of the Purchase Agreement by the Beneficiary’s failure to fulfill its obligations thereunder, and shall remain in full force and effect until termination of this Guarantee pursuant to Section 12 below. The Guaranteed Obligations constitute the full recourse obligations of the Guarantor, enforceable against it to the full extent of all of its assets and properties.  Without limiting the generality of the foregoing, the Guarantor agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Purchaser shall default under or fail to comply with the terms of the Purchase Agreement and that, notwithstanding the recovery hereunder for or in respect of any given default or failure to so comply by the Purchaser under the Purchase Agreement, this Guarantee shall remain in force and effect and shall apply to each and every subsequent default.

Section 2. Waiver of Defenses.  The obligations of the Guarantor hereunder shall not be affected by any act, omission, matter or thing that, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations hereunder in whole or in part, including, without limitation, and whether or not known to the Guarantor or the Beneficiary:

(a) any assignment or other transfer by the Purchaser of the Purchase Agreement or any rights of the Purchaser thereunder;

(b) any time, indulgence or waiver granted to the Beneficiary, the Guarantor or any other person, or any failure to enforce any rights, remedies or security against the Beneficiary, the Guarantor or any other person;

(c) any amendment, modification, supplement, extension, or renewal of the Purchase Agreement or any of the Guaranteed Obligations arising thereunder, including, without limitation, amendments, modifications, supplements, extensions or renewals of payment or performance dates;

(d) the failure, omission, delay or lack on the part of the Beneficiary to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Purchase Agreement or this Guarantee;

(e) any notice or failure to give notice (including, without limitation, notice of the acceptance of this Guarantee), but not including any notice required under the terms and conditions of the Purchase Agreement to be given to the Purchaser, any requirement of promptness, diligence, presentment, protest and demand with respect to any of the Guaranteed Obligations, or to make or give all other demands whatsoever, and, to the extent the Guarantor may legally waive them, the benefit of any and all provisions of applicable Laws which are or might be in conflict with the terms of this Guarantee;

(f) the existence or continuance of the Purchaser or the Guarantor as a legal entity; the consolidation or merger of the Purchaser or the Guarantor with or into any other corporation or other person; or the sale, lease or other disposition by the Purchaser or the Guarantor of all or substantially all of its assets to any other business entity;

(g) the bankruptcy or insolvency of the Purchaser or the Guarantor, the admission in writing by the Purchaser or the Guarantor of its inability to pay its debts as they mature, or the making by the Purchaser or the Guarantor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors;

(h) any legal limitation, disability, incapacity or other similar circumstance relating to the Purchaser or the Guarantor;

(i) the invalidity, nonbinding effect or unenforceability of (i) the Guaranteed Obligations or (ii) the Purchase Agreement;

(j) any defense based upon any statute or rule of law which provides that the obligation of a guarantor or surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(k) the disposition by Guarantor at any time in the future of all or part of its direct or indirect interest in the Purchaser;

(l) the taking, variation, renewal, addition, substitution, subordination, or partial or entire release of any security for the Guaranteed Obligations or the enforcement or neglect to perfect or enforce any such security; and

(m) any other circumstance, condition or event, including any circumstance, condition or event affecting the Beneficiary, that might constitute or give rise to a defense to performance and/or payment by the Guarantor of its obligations under this Guarantee (other than performance and/or payment of the obligations in question by the Purchaser or the Guarantor).

Section 3. Enforcement.  In regards to monetary obligations, the Guarantor agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection.  The Guarantor waives any right it may have of first requiring the Beneficiary or any other person to proceed or enforce any rights against the Purchaser, or to claim payment from the Purchaser or any other person, before requiring performance or claiming payment from the Guarantor under this Guarantee.

Section 4. Discharge; Reserved Rights.  Subject to Section 12(b), this Guarantee shall be discharged only by complete performance of the undertakings herein; provided, however, notwithstanding any provision in this Guarantee to the contrary, the Guarantor shall have the full benefit of all defenses, setoffs, counterclaims, reductions, diminution or limitations of any Guaranteed Obligations available to the Purchaser pursuant to or arising from the Purchase Agreement, other than any such rights and defenses, setoffs, counterclaims, reductions, diminution or limitations of Guaranteed Obligations arising from or based on the Purchaser’s status (including, without limitation, bankruptcy or insolvency proceedings affecting the Purchaser, any defect in the Purchaser’s power, authorization, execution, delivery or other corporate formality with respect to the Purchase Agreement, or the Purchaser’s lack of good standing, tax status or other similar matter) and other defenses expressly waived herein; provided, further that the Guarantor may not claim any such right, defense, setoff, counterclaim, reduction, diminution or limitation of the Guaranteed Obligations to the extent (a) such right, defense, setoff, counterclaim, reduction, diminution or limitation has been waived in writing by the Purchaser, (b) the Purchaser and the Beneficiary have determined or resolved pursuant to a written agreement that such right, defense, setoff, counterclaim, reduction, diminution or limitation shall not apply or be available to the Purchaser, or (c) such right, defense, setoff, counterclaim, reduction, diminution or limitation has been adjudicated by a final order of a court of competent jurisdiction and all periods for appeal shall have elapsed without an appeal having been filed, expect to the extent such adjudication establishes or preserves such right, defense, setoff, counterclaim, reduction, diminution or limitation for the Purchaser or the Guarantor.

Section 5. Subrogation.  The Guarantor irrevocably and absolutely waives any and all rights of subrogation, contribution, indemnification, reimbursement or similar rights against the Purchaser with respect to the Guarantee, whether such rights arise under an express or implied contract or by operation of law.  In addition, the Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guarantee by any payment made hereunder or otherwise, until all of the Guaranteed Obligations shall have indefeasibly been paid in full.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all such liabilities and obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary and applied to the obligations hereunder.

Section 6. Representations and Warranties.  The Guarantor hereby represents and warrants as follows:

(a) The Guarantor is a corporation duly formed, validly existing and in good standing under the laws of Japan.

(b) The Guarantor has all requisite power and authority to execute and deliver, and to perform, all of its obligations under, this Guarantee.

(c) The Guarantor is the ultimate parent company of the Purchaser.

(d) The execution and delivery by the Guarantor of this Guarantee, and the performance by the Guarantor of its obligations hereunder, (i) are within the Guarantor’s corporate powers, (ii) have been duly authorized by all necessary action, and (iii) do not and will not (A) require any consent or approval of the shareholders of the Guarantor, (B) violate any provision of the organizational documents of the Guarantor, (C) violate any legal restriction binding on or affecting the Guarantor, or (D) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which it or its properties may be bound or affected.

(e) This Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; provided, however, that the enforcement of the rights and remedies herein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(f) No authorizations, approvals or consent of any governmental or regulatory authority or agency or any other person, and no filings or registrations with any governmental authority or agency, are necessary for the execution, delivery or performance by the Guarantor of this Guarantee, or for the validity or enforceability thereof, except for any filing which may be required in the future.

(g) The Guarantor’s obligations under this Guarantee are unsecured obligations.  The Guarantor’s obligations under this Guarantee have not been subordinated, either by the terms of this Guarantee or pursuant to any agreement with any third party, to the prior payment of any other unsecured obligation of the Guarantor.

(h) The Guarantor is subject to private commercial law and suit, and is not entitled to sovereign immunity in any jurisdiction, and neither the Guarantor nor its properties or assets have any right of sovereign immunity from suit or execution on the grounds of sovereign immunity, and the execution and delivery and the performance of the Guarantor’s obligations under this Guarantee constitute commercial acts done for commercial purposes.

Section 7. Information.  The Guarantor assumes all responsibility for being and keeping itself informed of the Purchaser’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that the Beneficiary shall not have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 8. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS GUARANTEE SHALL BE DEEMED MADE AND PREPARED AND SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF WHICH MAY REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE APPROPRIATE APPELLATE COURTS THEREFROM.  THE GUARANTOR DOES HEREBY DESIGNATE AND APPOINT:

         Hitachi Zosen U.S.A. Ltd.

2 Grand Central Tower, 140 East 45th Street, 17th Floor, New York, NY 10017, U.S.A

Attention:  President

Facsimile:  (212)883-9064

 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTEE, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO THE GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.

(b) EACH PARTY TO THIS GUARANTEE (A) KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY AND (B) ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BENEFICIARY TO ENTER INTO THE PURCHASE AGREEMENT.

Section 9. Assignment.  This Guarantee shall inure to the benefit of the Beneficiary and its successors and permitted assigns in accordance with the Purchase Agreement and is not for the benefit of or enforceable by any other person.  This Guarantee and any rights, interests or obligations hereunder shall not be assigned, conveyed, pledged, transferred or otherwise encumbered by the Guarantor without the prior written consent of the Beneficiary.

Section 10. Notice.  Any notice, demand or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) on the date of actual delivery as shown by the receipt of the international courier when sent by a reputable international overnight courier or (c) when transmitted by facsimile or electronic mail (which is confirmed and then which notice and confirmation is mailed by registered or certified mail, return receipt requested, postage prepaid, or by reputable courier or overnight delivery service), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 If to the Guarantor, to:

Hitachi Zosen Corporation
15th Floor, Omori-Bellport D-Wing
26-3, Minami-Ohi, 6-Chome,
Shinagawa-Ku, Tokyo 140-0013 JAPAN
Attention: Mitsutoshi Mano
Project Administration Department
Business Planning Headquarters
Facsimile:  +81-3-6404-0839
Telephone: +81-3-6404-0822
Email:  manoh@hitachizosen.co.jp

with a copy (with shall not constitute notice) to:

Kelley Drye & Warren LLP
200 Kimball Drive
Parsippany, NJ  07054

Attention:  Richard R. Lury, Esq.

Facsimile: (973) 503-5950

Telephone: (973) 503-5900

Email: RLury@kelleydrye.com

 and

 If to the Beneficiary, to:

USEC Inc.

6903 Rockledge Drive, Suite 400

Bethesda, MD 20817

Attention:  Senior Vice President, General Counsel and Secretary

Facsimile:  (301) 564-3206

Telephone: (301) 564-3200

Email: sabap@usec.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attention:  Pankaj K. Sinha

Facsimile:  (202) 393-5760

Telephone: (202) 371-7000

Email: Pankaj.Sinha@skadden.com

Section 11. No Waiver.  No course of dealing or failure of the Beneficiary to enforce strictly any term, right or condition of this Guarantee shall be construed as a waiver of such term, right or condition.  No express waiver of any term, right or condition of this Guarantee shall operate as a waiver of any other term, right or condition.

Section 12. Termination; Reinstatement.

(a) Subject to Section 12(b), this Guarantee shall remain in full force and effect until such time as all the Guaranteed Obligations have been discharged finally and in full.

(b) Notwithstanding the provisions of Section 12(a), this Guarantee shall be reinstated if at any time following the termination of this Guarantee under Section 12(a), any payment, or any part thereof, by the Guarantor or the Purchaser of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other person upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Purchaser, the Guarantor or otherwise, and is so rescinded or returned to the party or parties making such payment, all as though such payment had not been made.  Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provision of this Section 12.

(c) Subject to Section 12(a), this Guarantee shall remain in effect notwithstanding the assignment of the Purchase Agreement (i) by Beneficiary to any Person effected in accordance with Section 10.12 thereof, or (ii) by Purchaser to any Person.  Upon request by the Beneficiary after any such assignment, the Guarantor shall acknowledge the continuing effectiveness of this Guarantee notwithstanding such assignment.

Section 13. Severability.  Any invalid or unenforceable provisions in this Guarantee shall be deemed severed herefrom, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guarantee.

Section 14. Entire Agreement; Amendments.  This Guarantee constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Guarantor and the Beneficiary with respect to the subject matter hereof.  Neither this Guarantee nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by the party against which enforcement of this termination, amendment, supplement, waiver or modification shall be sought.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has executed this Guarantee as of the date set forth above.

• HITACHI ZOSEN CORPORATION
•
•
•
By:	/s/ Minoru Furukawa
Name: Minoru Furukawa
Title: Representative Director
Chairman & President

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT dated as of  _________, 2013 (the “Agreement”) by and among Hitz Holdings U.S.A. Inc., a corporation duly organized and existing under the laws of the state of Delaware (“Purchaser”); USEC Inc., a corporation duly organized and existing under the laws of the state of Delaware (“Seller”); and Union Bank, N.A., a national banking association (“Escrow Agent”). Each of the Purchaser, Seller and Escrow Agent are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, Purchaser and Seller have entered into a Stock Purchase Agreement, dated as of January __, 2013 (as amended or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, in connection with the Purchase Agreement, Purchaser and Seller have agreed to deposit in escrow certain funds and intend such deposit to be subject to the terms and conditions herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

Section 1. Appointment of Escrow Agent.  Purchaser and Seller  hereby appoint Escrow Agent to act as escrow agent in accordance with the terms and conditions set forth herein, and Escrow Agent hereby accepts such appointment.

Section 2. Establishment of Escrow Account.  Escrow Agent shall open and maintain an escrow account on the terms and conditions set forth herein (the “Escrow Account”).  The Escrow Funds (as defined below) held in the Escrow Account shall not bear interest independently of the interest, dividends and other distributions and payments that may arise from Permitted Investments (as defined below) made pursuant to Section 5 hereof.

Section 3. Wire Instructions.  Wire transfer instructions for sending the Escrow Funds, as hereinafter defined, to Escrow Agent are as follows:

Union Bank, N.A.
ABA:  122000496
Account:  37130196431
Account Name:  TRUSDG
For Further Credit: [to be provided]
Attention: [________________]

Section 4. Deposits into the Escrow Account.  Purchaser simultaneously with the execution and delivery of this Agreement will make a deposit with Escrow Agent in the sum of Two Million, Five Hundred Thousand Dollars ($2,500,000) in immediately available funds (the “Escrow Funds”), which Escrow Funds shall be held by Escrow Agent under the terms and conditions set forth herein.  The Escrow Funds, plus all interest, dividends and other distributions and payments thereon received by Escrow Agent from time to time, less any funds distributed and/or disbursed in accordance with this Agreement, from time to time are collectively referred to hereinafter as the “Escrow Property”.  Escrow Agent shall have no duty to solicit delivery of the Escrow Funds.  For purposes of this Agreement “Business Day” shall mean any day Union Bank, N.A. is open for business at the address set forth herein, excluding Saturdays and Sundays.

Section 5. Investment of the Escrow Property.

(a) As soon as practicable after the receipt thereof, Escrow Agent shall cause the Escrow Property to be invested in such Permitted Investments as defined below as Purchaser and Seller may specify in writing from time to time, as evidenced by the signatures of the person or persons signing this Agreement or one of their Authorized Representatives.  During the term of this Agreement, Purchaser and Seller shall together bear and retain the sole responsibility for the selection of the investments of the Escrow Property and all risks from any such investments.

(b) “Permitted Investments” shall be one or more of the following:

i.
Money market or mutual funds registered under the Investment Company Act of 19401 and operated in accordance with Rule 2a-7 of the Investment Company Act of 1940, including any fund for which Escrow Agent or an affiliate of Escrow Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian, notwithstanding that (A) Escrow Agent or an affiliate of Escrow Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) Escrow Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement;

ii.
direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or

iii.	a deposit account of Escrow Agent.

(c) In the absence of written instructions, Escrow Agent will invest the Escrow Property in the [BlackRock Temp Fund #24].  Escrow Agent shall have no obligation to invest the Escrow Property if deposited with Escrow Agent after 10:30 a.m. Pacific Time /1:30 p.m. Eastern Time on the day of deposit.  Instructions received after 10:30 a.m. Pacific Time /1:30 p.m. Eastern Time will be treated as if received on the following Business Day.  Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property.  Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and losses incurred on such investment and reinvestment of the Escrow Property shall be reflected in the value of the Escrow Property from time to time.  Notwithstanding the foregoing, Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to this Agreement.  In no event shall Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

Section 6. Distribution of the Escrow Property.  Escrow Agent shall hold the Escrow Property in its possession and disburse the Escrow Property or any specified portion thereof only as follows:

(a) Upon determination of the Final Purchase Price under the Purchase Agreement, and at least three Business Days prior to any requested disbursement from the Escrow Account, Purchaser and Seller will deliver a written notice signed by an authorized person set forth on Schedule I attached hereto (“Authorized Representative”) of each of Purchaser and Seller to disburse the Escrow Property to Purchaser, Seller, or allocated between Purchaser and Seller (the “Disbursement Instruction”).  A Disbursement Instruction must be signed by both the Purchaser’s and Seller’s Authorized Representative, and delivered pursuant to Section 11 below.  Escrow Agent shall and is hereby authorized to withdraw and pay said disbursement as specified in a Disbursement Instruction.  Escrow Agent may act upon a Disbursement Instruction received pursuant to Section 11 hereunder and may rely upon the signature(s) thereon of an Authorized Representative regardless of by whom or by what means the actual or purported signature(s) thereon may have been affixed thereto if such signature(s) resemble the specimen on Schedule I attached hereto or as provided to Escrow Agent from time to time.  Escrow Agent shall incur no liability to Purchaser or Seller or otherwise for having acted in accordance with instructions on which it is authorized to rely pursuant to the provisions hereof.

(b) All payments of the Escrow Property will be effected by wire transfer in immediately available funds in accordance with the terms set forth in Section 12.

Section 7. Compensation of Escrow Agent.  Escrow Agent shall be entitled to receive payment from Purchaser for fees, costs and expenses for all services rendered by it hereunder in accordance with Schedule II to this Agreement.  Purchaser shall reimburse Escrow Agent on demand for all losses, liabilities, damages, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisor and agent fees and disbursements.  The obligations contained in this Section shall survive the termination of this Agreement and the resignation or removal of Escrow Agent.

Section 8. Resignation or Removal of Escrow Agent.  Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice thirty calendar days prior to such resignation to Purchaser and Seller as provided in this Section.  Purchaser and Seller may remove Escrow Agent at any time by giving written notice to Escrow Agent signed by each of the Purchaser’s and Seller’s Authorized Representative, which notice is delivered (i) at least five (5) calendar days prior to such removal, if Purchaser and Seller have identified a successor Escrow Agent at the time of such notice, or (ii) at least thirty calendar days prior to such removal, if no such successor has been identified.  Following such resignation or removal, a successor Escrow Agent shall be appointed by Purchaser and Seller, who shall provide written notice of such to the resigning or removed Escrow Agent.  Such successor Escrow Agent shall become Escrow Agent hereunder, and all Escrow Property shall be transferred to it upon the resignation or removal date specified in such notice.  If Purchaser and Seller have failed to appoint a successor Escrow Agent within thirty calendar days after such notice, Escrow Agent may, in its sole discretion, deliver the Escrow Property to Seller at the address provided herein or may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief.  The costs and expenses (including but not limited to its attorney fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by Purchaser.  On the resignation/removal date and after receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver and/or disburse the Escrow Property then held hereunder to the successor Escrow Agent.  Upon its resignation or removal and delivery and/or disbursement of the Escrow Property in its entirety as set forth in this Section, Escrow Agent shall be discharged of and from any and all future obligations arising in connection with the Escrow Property or this Agreement.

Section 9. Indemnification of Escrow Agent.  Purchaser and Seller jointly and severally agree to indemnify and hold Escrow Agent harmless against any and all liabilities, losses, claims, damages or expenses, including reasonable attorney’s fees, that Escrow Agent may incur by reason of or based upon its actions under this Agreement other than as a result of the gross negligence or willful misconduct of Escrow Agent. This indemnification obligation shall survive the termination of this Agreement and the resignation or removal of Escrow Agent.  The Purchaser shall be reimbursed by the Seller for any amounts the Purchaser may be required to pay to the Escrow Agent under this Section 9 as the result of losses, claims, damages or expenses attributable to an act or omission of the Seller, and the Seller shall be reimbursed by the Purchaser for any amounts the Seller may be required to pay to the Escrow Agent under this Section 9 as the result of losses, claims, damages or expenses attributable to an act or omission of the Purchaser.

Section 10. Rights, Duties and Immunities of Escrow Agent.  Acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all Parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent.

(a) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no duties or obligations shall be inferred or implied.  Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly and specifically set out in this Agreement.  Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of any funds for any purpose.

(b) Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(c) Escrow Agent is not a party to, and is not bound by, or required to comply with any agreement or other document out of which this Agreement may arise.  Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any other agreements or arrangements between Purchaser and Seller.  Escrow Agent shall be under no liability to any Party hereto by reason of any failure on the part of Purchaser, Seller or any maker, guarantor, endorser or other signatory of any document or any other third party to perform, such party’s obligations under any such document.  Except for amendments to this Agreement referred to herein, and except for notifications or instructions to Escrow Agent under this Agreement, Escrow Agent shall not be obliged to recognize or be chargeable with knowledge of any of the terms or conditions of any agreement between Purchaser and Seller, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(d) Escrow Agent shall not have any responsibility to determine the authenticity or validity of any notice, direction, instruction, instrument, document or other items delivered to it by Purchaser or Seller, or for the identity, authority or rights of persons executing or delivering any such notice, direction, instruction, instrument, document, or other items delivered to it by such Party or Parties. Unless Escrow Agent has actual knowledge of any material inaccuracy, misstatement or fraud, Escrow Agent is authorized to comply with and rely upon any notice, direction, instruction or other communication believed by it in good faith to have been sent or given by Purchaser and/or Seller and shall be fully protected in acting in accordance with such written direction or instructions given to it under, or pursuant to, this Agreement.

(e) Escrow Agent shall not be bound by any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced in writing and delivered to Escrow Agent signed by Purchaser’s and Seller’s Authorized Representative and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.  No person, firm or corporation will be recognized by Escrow Agent as a successor or assignee of Purchaser or Seller until there shall be presented to Escrow Agent evidence satisfactory to it of such succession or assignment.  This Agreement shall not be deemed to create a fiduciary relationship among the Parties hereto under state or federal law.

(f) If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way binds the Escrow Property (including but not limited to orders of attachment or any other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), Escrow Agent is authorized to comply with all such orders which it is advised by legal counsel of its own choosing are binding upon it; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to either Purchaser or Seller or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(g) Escrow Agent shall not be liable for any action taken or omitted to be taken by it in good faith or for any loss or damage resulting from its actions or its performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part.  In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from Purchaser and/or Seller, or any entity acting on behalf of either, (ii) for any consequential, punitive or special damages, or (iii) for an amount in excess of the value of the Escrow Property, valued as of the date of loss.

(h) In the event of any ambiguity or uncertainty hereunder or in any notice or other communication received by Escrow Agent hereunder, Escrow Agent is hereby authorized by Purchaser and Seller to refrain from taking any action other than to retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by an Authorized Representative of both Purchaser and Seller which eliminates such ambiguity or uncertainty.

(i) Escrow Agent may consult with legal counsel of its own choosing, at the expense of Purchaser, as to any matter relating to this Agreement and Escrow Agent shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or opinion of such counsel.

(j) In the event of any dispute or conflicting claim with respect to the payment, ownership or right of possession of the Escrow Account or the Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions.  Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its own gross negligence or willful misconduct, all or any part of the Escrow Property until such dispute shall have been settled either by mutual agreement of the Purchaser and Seller or by final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America (as notified to Escrow Agent in writing by the Purchaser and Seller or their Authorized  Representatives and setting forth the resolution of the dispute).  Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings.  The rights of Escrow Agent under this paragraph are in addition to all other rights which it may have by law or otherwise including, without limitation, the right to file an action in interpleader.

(k) Escrow Agent shall not incur liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, terrorism or the unavailability of the Federal Reserve Bank or other wire or communication facility).

(l) When Escrow Agent acts on any communication (including, but not limited to, communication with respect to the delivery of securities or the wire transfer of funds) sent by electronic transmission,  Escrow Agent, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Party involved or is not in the form the Party involved sent or intended to send (whether due to fraud, distortion or otherwise).  Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from Escrow Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  Purchaser or Seller, as the case may be, agrees to assume all risks arising out of the use of such electronic transmission to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

(m) Escrow Agent shall furnish Purchaser and Seller periodic cash transaction statements which include detail for all investment transactions effected by the Escrow Agent or brokers selected by Purchaser and Seller or any investment advisor. Upon Purchaser’s and Seller’s election, such statements will be delivered via Escrow Agent’s Online Trust and Custody service and upon electing such service, paper statements will be provided only upon request.  Statements will be deemed to be correct and final upon receipt thereof by Purchaser and Seller unless Purchaser or Seller notifies Escrow Agent in writing to the contrary within thirty Business Days of the date of such statement.  Purchaser and Seller waive the right to receive brokerage confirmations of security transactions effected by the Escrow Agent as they occur, to the extent permitted by law.  Purchaser and Seller further understand that trade confirmations for securities transactions effected by Escrow Agent will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.

(n) Escrow Agent will not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder will not earn or accrue interest.

Section 11. Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing, signed by Escrow Agent or an Authorized Representative of Purchaser or Seller, as applicable, and sent by: (i) personal delivery, overnight delivery by a recognized courier or delivery service, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) electronic transmission, which includes fax machine, email with an imaged or scanned attachment (such as a .pdf) or other similar electronic transmission, (receipt confirmed); and shall become effective when delivered to the addresses noted below or such other address as may be substituted therefor by written notification by Escrow Agent or by the Purchaser’s or Seller’s Authorized Representative, as applicable.

If to Purchaser, to:

Hitz Holdings U.S.A. Inc.
2 Grand Central Tower
140 East 45th Street, 17th Floor
New York, NY  10017
Attention:  Takeshi Hotta, Secretary
Email: hotta@hzusa.com
Fax:   212-883-9064

and

Hitachi Zosen Corporation
15th Floor, Omori-Bellport D-Wing
26-3, Minami-Ohi, 6-Chome,
Shinagawa-Ku, Tokyo 140-0013 JAPAN
Attention: Mitsutoshi Mano, Project Administration Department,
Business Planning Headquarters
Email:  manoh@hitachizosen.co.jp
Fax: +81-3-6404-0839

with a copy to:

Kelley Drye & Warren LLP
200 Kimball Drive
Parsippany, NJ  07054
Attention:  Richard R. Lury, Esq.
Email: Rlury@kelleydrye.com
Fax:  973-503-5950

If to Seller, to:

USEC Inc.
6903 Rockledge Drive, Suite 400
Bethesda, MD  20817
Attention: Treasurer
Email: USECTreasury@usec.com
Fax: 301-564-3237

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC  20005
Attention: Pankaj K. Sinha, Esq.
Email: Pankaj.Sinha@skadden.com
Fax: 202-393-5760

If to Escrow Agent, to:

Union Bank, N.A.
1251 Avenue of the Americas, 19th Fl.
New York, NY 10020
Attn: Corporate Trust Dept.
Email: hugo.gindraux@unionbank.com
Fax:   646-452-2000

Section 12. Wiring Instructions.  In the event fund transfer instructions are given other than as set forth on Schedule III attached hereto, such instructions must be communicated to Escrow Agent in writing delivered pursuant to Section 11.  Escrow Agent will seek confirmation of such instructions by telephone call-back to an Authorized Representative, and Escrow Agent may rely upon the confirmations of anyone purporting to be the Authorized Representative so designated. Except as set forth on Schedule III hereto, no funds shall be distributed until an Authorized Representative is able to confirm such instructions by telephone callback.  The persons and telephone numbers designated for callbacks may be changed only in a writing executed by an Authorized Representative of the applicable Party.  Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser and Seller to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank.   Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.  The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

Section 13. Termination.  This Agreement shall terminate on the date on which all the Escrow Property has been disbursed or returned pursuant to Section 6 or Section 8 of this Agreement.

Section 14. Continuing Obligations.  The obligations under Sections 6, 7, 8, 9, 10, 16 and 20 hereof shall survive the resignation or removal of Escrow Agent, the termination of this Agreement and the payment of all amounts hereunder.

Section 15. Inconsistent Provisions.  Purchaser and Seller agree that to the extent that the provisions of any other agreement relating to the Escrow Property are inconsistent with the terms of this Agreement, the terms of this Agreement shall control. [The English language version of this Agreement shall control in the event of any inconsistencies between the English language version and any foreign language translation.]

Section 16. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Escrow Agent shall not be deemed to be transacting a banking or trust businesses or otherwise doing business in the State of Delaware for any purpose whatsoever solely by virtue of the choice of Delaware law to govern the terms of this Agreement.

Section 17. Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.  Executed copies of this Agreement delivered pursuant to Section 11 above shall be as effective as an original to bind the Parties.

Section 18. Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Section 19. Authorized Representative.  Purchaser and Seller hereby identify to Escrow Agent the officers, employees or agents designated on Schedule I attached hereto as an Authorized Representative with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to Escrow Agent.  Such Schedule I may be amended and updated by written notice to Escrow Agent with a copy to the Purchaser or Seller, as applicable, provided that failure to furnish such copy shall not affect the validity of such notice to Escrow Agent.  Escrow Agent shall be entitled to rely on such original or amended Schedule I with respect to Purchaser or Seller, as the case may be, until a new Schedule I is furnished by such Party to Escrow Agent.

Section 20. Jurisdiction; Disputes.

(a)           Each of the Parties hereto hereby irrevocably agrees that any action, suit or proceedings against any of them by any of the other aforementioned Parties with respect to this Agreement shall be brought before the jurisdiction of any federal or state court of competent jurisdiction located in Delaware.  Each Party hereto further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by registered or certified mail, return receipt requested, in the manner provided for herein.  Each Party hereto hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on improper venue or forum non conveniens or any similar basis.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

(b)           The prevailing party in any action, suit or proceedings with respect to this Agreement shall be entitled to be awarded legal fees in any such dispute, and such legal fees shall be paid by (a) the Seller, if the prevailing party is the Purchaser, (ii) the Purchaser, if the prevailing party is the Seller, and (c) the Purchaser, if the prevailing party is the Escrow Agent, but the Purchaser shall be entitled to reimbursement by the Seller of amounts paid by the Purchaser to the Escrow Agent which are attributable to an act or omission of the Seller.

Section 21. Tax Matters.

(a)  Withholding Forms.  Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Purchaser and Seller will pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and will indemnify and hold harmless Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account will be subject to withholding regulations then in force with respect to United States taxes.  Due to the requirement that all escrow accounts have Taxpayer Identification Numbers documented by appropriate W-8 or W-9 forms, Purchaser and Seller shall return the appropriate form to Escrow Agent, duly completed and signed by the proper Party’s Authorized Representative.  Purchaser and Seller acknowledge that failure to provide such forms may prevent or delay disbursement of the Escrow Property hereunder.

(b) Tax Reporting.  Escrow Agent will report payments of income from the Escrow Account on an annual basis as required by law, by providing the applicable IRS Form 1099 or Form 1042-S.

(c) Owner(s) of Income.  For purposes of reporting the aggregate amount of income on the Escrow Property, Purchaser shall be considered owner of such income.

Section 22. USA PATRIOT Act.  Purchaser and Seller shall provide to Escrow Agent such information as Escrow Agent may reasonably require to permit Escrow Agent to comply with its obligations under the federal USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001).  Escrow Agent shall not credit any amount of the Escrow Fund or any interest or investment proceeds earned thereon, or make any payment of all or a portion of the Escrow Fund or any interest or investment proceeds earned thereon, to any person unless and until such person has provided to Escrow Agent such documents as Escrow Agent may require to permit Escrow Agent to comply with its obligations under such Act.  Further, each of the Seller and the Purchaser represents and warrants to Escrow Agent that it is not a hedge fund.  If Seller or Purchaser is a hedge fund that is not sponsored by a registered investment advisor, such Party agrees to enter into the form of Due Diligence Agreement provided by Escrow Agent.

Section 23. Miscellaneous.

(a)
The rights and remedies conferred upon the Parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(b)
This Agreement is for the exclusive benefit of the Parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

(c)
Each Party hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by the Parties hereto does not and will not violate any applicable law or regulation.

(d)	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

(e)
Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by each of the Seller’s and Purchaser’s Authorized Representative and Escrow Agent, and no waiver of any provision hereof will be effective unless expressed in a writing signed by each such Authorized Representative and Escrow Agent.

(f)	No Party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other Parties.

(g)
Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which Escrow Agent will be a Party, or any entity succeeding to all or substantially all the business of Escrow Agent will be the successor of Escrow Agent hereunder without the execution or filing of any paper with any Party hereto or any further act on the part of any of the Parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

[Signature Page to Follow]

1 Purchaser hereby acknowledges that it has received and read the Prospectus for the selected investment of the Escrow Property and understands that investments in the Money Market or Mutual Fund are not insured by the Federal Deposit Insurance Corporation and are not obligations of or guaranteed by Escrow Agent.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

HITZ HOLDINGS U.S.A. INC.

By  _________________________________________
       Name:
       Title:

USEC INC.

By  _________________________________________
       Name:
       Title:

UNION BANK, N.A.
as Escrow Agent

By __________________________________________
      Name:
      Title:

[Signature Page to Escrow Agreement]

SCHEDULE I

Escrow Account Signing Authority

Authorized Representative(s) of Purchaser

The undersigned certifies that each of the individuals listed below is an authorized representative of Purchaser with respect to any instruction or other action to be taken in connection with the Escrow Agreement and Union Bank, N.A. shall be entitled to rely on such list until a new list is furnished to Union Bank, N.A.

Signature: _________________________ Print: Title: Phone: Fax: Email:	Signature: _________________________ Print: Title: Phone: Fax: Email:

The undersigned further certifies that he or she is duly authorized to sign this Escrow Account Signing Authority.

Signature: _________________________ **
Name:
Its:
Date:
 **To be signed by corporate secretary/assistant secretary on the same copy as the authorized representative(s).  When the secretary is among those authorized above, the president must sign in the additional signature space provided below.  For entities other than corporations, an authorized signatory not signing above should sign this Escrow Account Signing Authority.

(Additional signature, if required)

Signature: _________________________
Name:
Its:
Date:

Authorized Representative(s) of Seller

The undersigned certifies that each of the individuals listed below is an authorized representative of Seller with respect to any instruction or other action to be taken in connection with the Escrow Agreement and Union Bank, N.A. shall be entitled to rely on such list until a new list is furnished to Union Bank, N.A.

Signature: _________________________ Print: Title: Phone: Fax: Email:	Signature: _________________________ Print: Title: Phone: Fax: Email:

The undersigned further certifies that he or she is duly authorized to sign this Escrow Account Signing Authority.

Signature: _________________________ **
Name:
Its:
Date:
**To be signed by corporate secretary/assistant secretary on the same copy as the authorized representative(s).  When the secretary is among those authorized above, the president must sign in the additional signature space provided below.  For entities other than corporations, an authorized signatory not signing above should sign this Escrow Account Signing Authority.

(Additional signature, if required)

Signature: _________________________
Name:
Its:
Date:

SCHEDULE II

ESCROW AGENT COMPENSATION
Section 1.
Schedule of Fees of Union Bank, N.A.
for Service as Escrow Agent Pursuant to
Escrow Agreement between
HITZ HOLDINGS U.S.A.INC. and USEC, Inc.

Acceptance and Set-up Fee: waived
One time fee for the acceptance of contractual responsibilities

One Time Administration Fee: US$2,500
Includes performance of specified duties and responsibilities under the relevant Agreement. (Fee is payable within 30 days after closing date. If the Escrow Account remains open one year after closing date, an annual administration fee of $2,500 will apply).

On Line Reporting: No Charge
(Internet access to account data)

Transaction Charges:
            Investments: (each purchase/sale) US$60*
                * (waived if funds are invested in sweep funds)
            Wire Transfers :( each) US$35**
                ** (waived for the first 10 wires)
Legal Counsel Fee: No Cost***
*** (Use of In-house Counsel does not incur legal costs for the customer unless we need to retain outside legal counsel under extraordinary situations. )

Extraordinary Services: At Cost
Extraordinary services are unforeseen duties or responsibilities, including termination, default, workouts, amendments, releases, etc. that are not provided for in the governing documents. A reasonable charge will be assessed based on the nature of the service and the responsibility involved.

Important Information about Procedures for Opening a New Account:
To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each entity and/or person that opens an account- Know your customer documents (KYC). What this means to you:  When you open an account for an entity we will ask you for information which will allow us to identify the entity.

Section 2.	SCHEDULE III

Wire Instructions:

If to Purchaser:

ABA No.:
Bank Name:
Account No.:
Account Name:
Reference:

If to Seller:

ABA No.:
Bank Name:
Account No.:
Account Name:
Reference:

Date: _____________________________